AGREEMENT OF SALE AND PURCHASE

GREENVILLE HOSPITAL SYSTEM,
a political subdivision organized under the laws of South Carolina,

GREENVILLE HEALTH CORPORATION, INC.
a South Carolina corporation,

and

GHC HEALTH RESOURCES, INC.,
a South Carolina corporation

(collectively, SELLER)

&

HTA — GREENVILLE, LLC,
a Delaware limited liability company

(BUYER)
TABLE OF CONTENTS

Page

EXHIBITS
Exhibit “A”
Exhibit “B”
Exhibit “C”
Exhibit “D”
Exhibit “E”
Exhibit “F”
Exhibit “G”
Exhibit “H”
Exhibit “I”
Exhibit “J”
Exhibit “K”
Exhibit “L”
Exhibit “M”
Exhibit “N”
Exhibit “O”
Exhibit “P”
Exhibit “Q”
Exhibit “R”
Exhibit “S”
– – – – – – – – – – – – – – – – – – –	Property Addresses and Legal Descriptions
Excluded Personal Property
Leases
Allocated Purchase Price
Escrow Agreement
Space Leases
Seller’s Materials
Service Contracts
Completion Obligations
Commissions and Other Compensation
Seller’s Insurance
Deed
Bill of Sale
Assignment of Leases
Assignment of Intangibles
Tenant Notification Letter
Transferor’s Certification of Non-Foreign Status
Current Improvement Projects
Purchase Agreement Guaranty

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made this 15th day of July 2009, between Greenville Hospital System (“GHS”), a political subdivision organized under the laws of South Carolina, Greenville Health Corporation (“GHC”), a South Carolina corporation and GHC Health Resources, Inc. (“GHR”), a South Carolina corporation, all having an address at 701 Grove Road, Greenville, SC 29605 (collectively the “Seller”), and HTA — Greenville, LLC, a Delaware limited liability company, having an address at 16427 N. Scottsdale Road, Suite 440, Scottsdale, Arizona 85254 (“Buyer”). This Agreement is to be effective as of the date this Agreement has been executed and delivered by the last party to sign, as evidenced by the dates next to the respective signatures of Seller and Buyer on the execution page(s) of this Agreement (the “Effective Date”). Seller and Buyer are each individually referred to herein as a “Party,” and collectively as the “Parties.” Except as expressly set forth herein, all references to Seller shall be deemed to refer to each of GHS, GHC and GHR individually, as well as to all of them collectively.

WHEREAS, GHS is the owner of all of the “Properties” (as hereinafter defined) other than the Properties known as Maxwell Pointe, Mills Avenue and Cleveland Street (all Properties, other than the three excluded in this clause, the “GHS Properties”).

WHEREAS, GHC is the owner of the Property known as Maxwell Pointe as more particularly identified on the attached Exhibit A-12 (the “GHC Property”).

WHEREAS, GHR is the owner of the Properties known as Mills Avenue and Cleveland Street as more particularly identified on the attached Exhibit A-15 and Exhibit A-16 respectively (the “GHR Properties”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Properties, as more particularly set forth herein.

NOW THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Agreement to Sell and Purchase. Seller agrees to sell, assign, convey, transfer, deliver and lease to Buyer, and Buyer agrees to purchase and lease from Seller, subject to the terms and conditions of this Agreement, the following:

(a) Fee Properties. Pursuant to the Deeds (as hereinafter defined) to be executed as of the Closing Date by Seller, those certain tracts or pieces of land identified as “Fee” on the attached Exhibit “A” (each, a “Fee Property” and collectively, the “Fee Properties”);

(b) Ground Lease Properties. Pursuant to the “Ground Leases” (as hereinafter defined) to be executed as of the Closing Date by Seller, as lessor, and Buyer, as lessee, Seller will ground lease to Buyer a leasehold interest in, to and under those certain tracts or pieces of land identified as a “Leasehold” on the attached Exhibit “A” (each, a “Ground Lease Property” and collectively, the “Ground Lease Properties;” the Fee Properties together with the Ground Lease Properties shall be referred to as the “Land”);

(c) Additional Property.

(i) All of Seller’s right, title and interest, if any, in, to and under all privileges and easements appurtenant to the Land, including, without limitation, (A) all of Seller’s right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances in, on or under the Fee Properties but not the Ground Lease Properties, (B) parking and access rights sufficient to service each Property and in reasonable proximity thereto, (C) all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and (D) all easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

(ii) All of Seller’s right, title and interest in and to all improvements and fixtures located on the Land, including, without limitation, all buildings and structures presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land, excluding the personal property listed on attached Exhibit “B” (the “Personal Property”) and excluding trade fixtures, equipment and personal property owned by Tenants or other occupants of the Land (all of which are collectively referred to as the “Improvements” and each parcel or tract of Land, together with the Appurtenances associated therewith and the Improvements located thereon, are sometimes individually referred to as the “Real Property,” and all of the foregoing are collectively referred to as the “Real Properties”);

(iii) All of Seller’s right, title and interest in, to and under all leases, subleases, licenses and other documents affecting in any way a right to occupy the Real Properties or any portion thereof, together with all associated amendments, modifications, extensions or supplements thereto and any of the same entered into after the Effective Date in accordance with the terms and conditions of this Agreement prior to the Closing Date which are listed on Exhibit “C” hereto (collectively, the “Leases”), with all persons or entities occupying any portion of the Real Properties pursuant to the Leases (“Tenants”), together with all unapplied deposits held in connection with the Leases, including, without limitation, all deposits for security, key, cleaning, storage locker or otherwise, prepaid rent, guarantees, letters of credit and other similar charges and credit enhancements providing additional security for the Leases (collectively, the “Security Deposits”);

(iv) To the extent assignable, all right, title and interest in, to and under all intangible personal property now or hereafter owned by Seller and used in the ownership, use, operation, occupancy, maintenance or development of the Real Properties or any portion thereof, including, without limitation: (a) all governmental and public certificates, permits, licenses and approvals relating to the development, construction, operation, use, maintenance or occupancy of the Property, including without limitation, all building permits, certificates of completion, certificates of occupancy for the Property as a whole and each Tenant’s individual unit, environmental permits and licenses (including, without limitation, permits relating to the existence, operation or removal of underground storage tanks), and sign permits (individually and collectively “Permits”), (b) copies in Seller’s possession and control relating to the Real Properties of all as-built plans and specifications for the Improvements (collectively, “Plans”); (c) all reports in Seller’s possession or control relating to the Real Properties, including but not limited to environmental reports, environmental audits, soils reports, site plans, engineering reports and plans, landscape plans, structural calculations, floor plans, construction contracts, a current inspection report by a licensed structural pest control operator, traffic reports, demographic information (collectively, “Reports”), (d) all presently effective warranties or guaranties from any contractors, subcontractors, suppliers, manufacturers, servicemen or materialmen in connection with or any construction, renovation, repairs or alterations of the Improvements or any tenant improvements (collectively, the “Warranties”), (e) all other intangible property related to any Real Property; excluding, in each case, (1) any intangible property owned by Tenants or other occupants of any Real Property; (2) all trade names, trademarks, service marks, building and property names and building signs used in connection with any Real Property and all variations thereof, including all interest Seller may have, if any, in the building names at the Ground Lease Properties and including all interest Seller may have, if any, in the building names of the Properties which are specifically related to any practice groups or programs of GHS (the “Tradenames”) and (3) other intangible property not relevant to the Properties but necessary for the conduct of Seller’s business (collectively, the “Intangible Property”); and

(v) To the extent approved by Buyer pursuant to Section 4(f), all right, title and interest in, to and under the “Assigned Contracts” (as defined below).

The Real Property, inclusive of the Appurtenances thereto and Improvements thereon, the Personal Property, the Leases, the Security Deposits, the Intangible Property and the Assigned Contracts are each referred to as the “Property,” and collectively as the “Properties.” The term “Real Properties” and “Properties” shall be amended to reflect the exclusion of a “Removed Property” (as defined in Section 3(b) below) from the transactions contemplated by this Agreement.

(d) Excluded Liabilities.

(i) Seller Responsibility for Excluded Liabilities. Buyer is solely purchasing assets of Seller. Nothing herein shall be deemed to constitute any assumption of liability by Buyer, and Seller shall retain all responsibility for the “Excluded Liabilities” (as hereinafter defined), including, without limitation, performance, payment, discharge or other satisfaction thereof.

(ii) Definition of Excluded Liabilities. “Excluded Liability” and “Excluded Liabilities” shall mean any liability or obligation of Seller to any third party (a) that accrued prior to the Settlement; (b) relating to any Property and/or Seller that arose from acts or omissions of Seller and/or for which Seller is otherwise responsible occurring prior to the Settlement, whether or not accrued and whether or not disclosed (including, without limitation, violations of law, torts, breach of contract, employment practices and environmental, health and safety matters); (c) relating to Seller’s operation of acute care hospitals and other healthcare facilities (including, without limitation, payment of taxes payable with respect thereto) or any other aspect of the operation of Seller’s business whether before or after Settlement; (d) relating to any former business operations of Seller that have been discontinued; (e) relating to any unpaid taxes under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law); (f) relating to any asset of Seller that was not included as part of any Property; (g) relating to any liability or obligation owed by any affiliate of Seller; (h) relating to Seller’s employees or any Seller employee benefit plans; (i) relating to the preparation, negotiation and execution hereof and the consummation of the transactions contemplated hereby (including, without limitation, any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller); (j) relating to any indebtedness of, or other amount owed by, Seller (including, without limitation, any interest or penalties accrued thereon); and (k) relating to claims made against Seller in any pending or future legal, governmental or administrative proceeding or investigation.

(iii) Acknowledgment of Intent. Seller and Buyer acknowledge and agree that it is their intent that Seller have sole responsibility for all Excluded Liabilities (including, without limitation, all litigation, arbitration or other proceedings related thereto and all costs and expenses incurred in connection therewith), and any third party (including without limitation, any court, arbitrator or other tribunal) shall construe this Agreement so as to reflect such intent.

(iv) Survival. The provisions of this Section 1(d) shall survive Settlement.

2. Purchase Price.

(a) The purchase price for the Property is One Hundred Sixty-One Million Six Hundred Thirty Thousand Dollars ($161,630,000), as the same may be decreased by the exclusion of a Removed Property (as so adjusted, the “Purchase Price”). The Parties hereby acknowledge and agree that the Purchase Price shall be allocated among the Properties in the manner set forth on the attached Exhibit “D” (the “Allocated Purchase Price”). The Parties agree that the Allocated Purchase Price has been arrived at by a process of arm’s length negotiations and the Parties’ best judgment as to the fair market value of each respective asset, and will consistently reflect those allocations on their respective federal, state and local tax returns, including any state, county and other local transfer or sales tax declarations or forms to be filed in connection with this transaction, which obligations shall survive Settlement (as defined below). The Purchase Price shall be paid as follows:

(i) Five Million Dollars ($5,000,000) (such sum, together with all interest earned thereon, the “Deposit”) by wire transfer or check payable to First American Title Insurance Company (“Escrow Agent”), which Buyer shall deliver to Escrow Agent within two (2) business days following the mutual execution of this Agreement. Escrow Agent shall provide written notice to Seller of its receipt of the Deposit. In the event Buyer fails to deliver the Deposit to Escrow Agent in accordance with the foregoing, this Agreement shall be void and of no force or effect. The Deposit shall be held, in a non-commingled, interest bearing, federally insured account, by Escrow Agent in accordance with this Agreement and a joint order escrow agreement among Seller, Buyer and Escrow Agent in the form attached hereto as Exhibit “E” (the “Escrow Agreement”) pending consummation of this transaction. At the completion of Settlement, the Deposit shall be paid to Seller and shall be applied as a credit to the Purchase Price. Buyer’s Federal Tax I.D. Number is 27-0489421. GHS’ Federal Tax I.D. Number is 57-6007863. GHC’s Federal Tax I.D. Number is 57-0835816. GHR’s Federal Tax I.D. Number is 57-1004941.

(ii) Contemporaneously with the execution and delivery of this Agreement, Buyer has paid Seller as further consideration for Seller’s execution and delivery of this Agreement, in cash, a bargained for and agreed to sum of One Hundred Dollars ($100.00) (“Independent Consideration”), in addition to the Deposit and the Purchase Price, independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non refundable under any circumstances.

(iii) The balance of the Purchase Price shall be paid to the Escrow Agent prior to Settlement in cash by wire transfer of immediately available federal funds who shall in turn release such funds to Seller upon joint written instructions from Buyer and Seller that all conditions to such funding have been satisfied.

(b) Upon request, Escrow Holder shall promptly return the Deposit to Buyer or Seller, as applicable, in accordance with the Escrow Agreement. If there is a dispute between Seller and Buyer regarding whether the Deposit shall be returned to Buyer or delivered to Seller, Escrow Agent shall have no obligation to either Seller or Buyer except to interplead the proceeds into an appropriate court of competent jurisdiction.

(c) Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to be signed and presented by the proper person. Escrow Agent shall not be liable in connection with the performance by Escrow Agent of its duties hereunder, except for Escrow Agent’s own fraudulent misconduct or gross negligence. Escrow Agent shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve Escrow Agent in expense (except to interplead the Deposit as aforesaid) unless first indemnified to its reasonable satisfaction by Seller and Buyer.

3. Settlement and Removed Property.

(a) Settlement. The payment of the balance of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement (“Settlement”) shall occur on the date (the “Closing Date”) which is twenty-one (21) days after expiration of the “Due Diligence Period” (as defined below), or on such earlier date as Buyer and Seller may mutually agree, at the offices of Haynsworth Sinkler Boyd, P.A. at 10:00 a.m. (the “Closing Office”) with a representative from Parker Poe Adams & Bernstein, LLP (“Buyer’s Local Counsel”) and/or Cox, Castle & Nicholson, LLP (“Buyer’s Counsel”) present at the Closing Office, consistent with the terms, conditions and requirements of this Agreement. The foregoing sentence notwithstanding, (i) if Buyer or Seller is unable to satisfy its obligations to complete the Settlement as a result of a “Force Majeure” (as hereinafter defined), Buyer or Seller, as applicable, shall have the right to extend the Closing Date upon written notice to the other party until a future date on which completion of Buyer’s or Seller’s Settlement obligations, as applicable, is reasonably practicable; and (ii) Buyer may, at Buyer’s election, evidenced by written notice to Seller and upon the delivery of an additional Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) to the Escrow Agent (the “Extension Deposit”), extend the Closing Date by fifteen (15) days. The Extension Deposit, once made, shall be deemed part of the Deposit for all purposes of this Agreement (including that it shall be credited against the Purchase Price). Notwithstanding anything to the contrary contained in this Agreement and except as a result of a Force Majeure, a failure of the Subdivision Condition in accordance with Section 6(k) below and/or a default by Seller, the outside date for the Settlement shall be September 15, 2009. For purposes of this Section 3(a), “Force Majeure” shall mean any inability of a party to perform any obligations hereunder as a result, either directly or indirectly, of fire or other casualty, earthquake, flood, tornado or other act of God, civil disturbance, terrorist attack or other terrorist activity, war, organized labor dispute, freight embargo, governmental order or other unforeseeable event reasonably beyond the control of the performing party.

(b) Removed Property.

(i) Definition of Removed Property. For purposes of this Agreement, a “Removed Property” shall be defined as a Property that is excluded from the transactions contemplated under this Agreement either automatically or by Buyer’s timely election pursuant to the provisions of Section 3(c) (failure of Subdivision Condition), Section 4(g) (uncured title defect), Section 4(a) (due diligence objection), Section 6(e) (failure to obtain estoppel), Section 12 (damage), Section 9 (condemnation), or Section 11 (Seller default).

(ii) Buyer’s Right to Terminate. If any Property is deemed or treated as a Removed Property, then (unless otherwise specifically set forth in this Agreement): (a) the Purchase Price for all Properties minus the Removed Property (the “Remaining Properties”) shall be reduced by an amount equal to the Allocated Purchase Price for the Removed Property, (b) Buyer and Seller shall each be liable for one-half of any escrow fees or charges allocated to the Removed Property, (c) Buyer and Seller shall promptly execute and deliver to Escrow Agent or the Title Company such documents as the Parties, Escrow Agent or the Title Company may reasonably require to evidence the withdrawal of the Removed Property, (d) all instruments held by the Escrow Agent relating solely to such Removed Property shall be returned to the Party depositing the same, (e) Buyer shall, within thirty (30) days of notifying Seller that a Property is being treated as a Removed Property, return all items relating to such Removed Property previously delivered by Seller to Buyer at Seller’s written request (without representation or warranty of any kind, express or implied), (f) all of Seller’s and Buyer’s rights, liabilities, obligations, representations and warranties with respect to such Removed Property shall be void and of no further force and effect, except for any indemnity obligations of any Party with respect to such Removed Property pursuant to the provisions of this Agreement or as otherwise expressly stated in this Agreement to survive termination of this Agreement with respect to the Removed Properties, and (g) all of Seller’s and Buyer’s rights, liabilities, obligations, representations and warranties with respect to the Remaining Properties, together with all of the other applicable terms of this Agreement, shall remain in full force and effect with respect to all Remaining Properties. The provisions of this Section 3(b)(ii) shall survive Settlement and recording of the applicable deed and/or assignment agreement or earlier termination of this Agreement.

(iii) Seller’s Right to Terminate. Except as set forth in Section 11, if any Property is deemed or treated as a Removed Property and the Purchase Price for all remaining Properties is thereby reduced to an amount equal to eighty-five percent (85%) or less of the original Purchase Price for all Properties, Seller may terminate this Agreement by providing written notice to Buyer and (a) the Deposit shall be returned to Buyer, (b) Buyer and Seller shall each be liable for one half of any escrow fees or charges, (c) Buyer shall return all items relating to the Property previously delivered by Seller to Buyer (without representation or warranty of any kind, express or implied) within thirty (30) days of Seller’s written notice referenced above, and (d) all of Seller’s and Buyer’s rights, liabilities, obligations, representations and warranties under this Agreement shall be void and of no further force and effect, except for any indemnity obligations of any Party expressly stated in this Agreement to survive termination of this Agreement. The provisions of this Section 3(b)(iii) shall survive termination of this Agreement.

(c) Satisfaction of Subdivision Condition. If the Subdivision Condition is not satisfied prior to the Closing Date with respect to any Property and provided that Seller does not exercise its extension right set forth in Section 6(k), Buyer may elect, in its sole and absolute discretion to exclude and deem any Property not properly subdivided pursuant to the terms of this Agreement as a Removed Property by providing notice thereof to Seller on or prior to the Closing Date.

4. Due Diligence Period; Condition of Title.

(a) Buyer shall have a period of time from June 12, 2009 through August 14, 2009 (such period, as extended pursuant to the below, the “Due Diligence Period”) to (i) conduct due diligence investigations and analysis of the Property and all information pertaining to the Property and (ii) agree to the list of Excluded Personal Property for the Properties indentified on Exhibit “B” as “TBD During Due Diligence Period” and (iii) agree to definitive agreements evidencing the Estoppel Certificates defined in Section 6(e), a ground lease between Buyer and Seller for each Ground Lease Property (each, a “Ground Lease”), a space lease between Buyer, as landlord, and Seller and the “Endowment Fund” (as hereinafter defined), as tenant (each of which shall be for the square footage and contain the basic terms and conditions more particularly described on Exhibit “F” attached hereto) for each building located on the Properties (i.e., one Space Lease for each building) (each, a “Space Lease”), “REAs” (as hereinafter defined) for each Property, as applicable, “Property Management Agreements” (as hereinafter defined) for each Property, the “ROFR Agreement” (as hereinafter defined), the “Tenant Improvement Agreement” (as hereinafter defined) and the “Future Development Agreement” (as hereinafter defined) (collectively, the “Primary Closing Documents. If Buyer determines in its sole and absolute discretion that it does not desire to acquire the Property for any reason or no reason and notifies Seller by 8:00 p.m. Eastern Standard Time or Eastern Daylight Time (as then currently applicable) on the last day of the Due Diligence Period (as extended, if applicable) of its election to terminate this Agreement, the Deposit shall be immediately returned to Buyer, this Agreement thereupon shall become void and there shall be no further obligation or liability on any of the Parties, except as otherwise specifically provided herein, and Buyer promptly shall return to Seller, without retaining any copies thereof, the Title Commitment, the Surveys, all copies of the Leases, the Service Contracts and Seller’s Materials (as defined below) and shall deliver to Seller copies of all studies and reports relating to the Property obtained by Buyer other than proprietary information of Buyer. Buyer’s failure to deliver notice to Seller of its election to terminate this Agreement prior to 8:00 p.m. EST/EDT on the last day of the Due Diligence Period shall obligate Buyer to complete Settlement under this Agreement except with respect to the Removed Properties, if any. If Buyer shall identify a material defect with respect to one or more of the Properties during the Due Diligence Period, then Buyer shall have the right to terminate this Agreement (as set forth above) or exclude and deem any such Property a Removed Property by providing notice thereof to Seller prior to the expiration of the Due Diligence Period. Seller agrees to cooperate and work in good faith with Buyer to help ensure that all of Buyer’s due diligence review, as well as a final agreement with respect to all Primary Closing Documents, is completed prior to the expiration of the Due Diligence Period.

(b) At reasonable times following reasonable notice and prior to the end of the Due Diligence Period, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded reasonable access as follows (collectively, “Buyer’s Access Rights”):

(i) to the Property to, at Buyer’s sole expense, inspect, measure, appraise, test and make surveys of (including, without limitation, feasibility, environmental, engineering and physical inspections of the Property) the Property; provided, however, that Buyer shall be obligated to obtain Seller’s prior approval for the performance of any invasive or intrusive environmental testing. Buyer’s written request to Seller therefor must be accompanied by a summary of the proposed scope of work;

(ii) to the Real Properties in order to conduct Tenant interviews, provided, however, that Buyer shall not communicate with any Tenants under the Leases, except with Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed, and at Seller’s election, with Seller being present at the time of such communication. In the event of such consent, Buyer shall not disclose any of the terms and conditions of this transaction to such Tenants; and

(iii) to the records and files relating to the Property, and at Buyer’s expense, to make copies of such records and files; provided, however, that Buyer shall return all copies of such records and files if this Agreement is terminated or if Settlement does not occur under this Agreement (Items 4(b)(i), 4(b)(ii), and 4(b)(iii) collectively, the “Inspections”).

Buyer agrees to promptly discharge any liens that may be imposed against the Properties as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and reasonable attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred by any Seller as a result of any Inspections performed by Buyer; provided, however, that Buyer shall not be responsible for any Claims arising out of any obligations and liabilities of any Seller, including, without limitation, Claims arising out of Buyer’s discovery of a pre-existing condition at any Property, including, without limitation, reporting any such condition to the appropriate authorities if required to do so by law, and Seller shall be solely responsible for any Claims arising out of Buyer’s discovery of such pre-existing condition at any Property, and for compliance with any reporting obligation that arises from such discovery. Buyer shall not interfere unreasonably with the operation of the Property and shall coordinate all of Buyer’s activities under this Section with Seller to minimize possible interference with the Property or its operation. Buyer shall restore any area on the Property disturbed in the course of Buyer’s testing to the condition existing prior to any tests conducted by Buyer. Prior to making any entry upon the Property, Buyer will deliver to Seller an insurance certificate naming Seller as the certificate holder, evidencing a minimum of $5,000,000.00 of commercial general liability insurance and naming Seller as additional insured thereunder. Such certificate shall state that the insurance coverage may not be canceled or modified except upon thirty (30) days’ prior written notice to Seller. Buyer agrees to indemnify, defend, and hold Seller harmless from and against any claim made against Seller as a result of any entry upon the Property and any activities conducted thereon by Buyer or on behalf of Buyer except to the extent caused by the gross negligence or willful misconduct of Seller or Excluded Liabilities. The foregoing indemnification obligation of Buyer shall survive Settlement and shall survive any termination of this Agreement.

(c) After the end of the Due Diligence Period, at reasonable times following reasonable notice and with the express consent of Seller, Buyer’s Access Rights shall continue provided that, except as otherwise provided herein, Buyer shall not have the right to terminate this Agreement or exclude and deem any Property a Removed Property as a result of the Inspections or any other information obtained through Buyer’s Access Rights after the end of the Due Diligence Period.

(d) Within ten (10) business days after the Effective Date, to the extent not previously delivered to Buyer and to the extent in the possession and control of the Seller, Seller shall deliver to Buyer all Plans, Permits, Warranties, Reports, copies of all leasing and brokerage agreements, a rent roll pertaining to the Real Properties dated no earlier than thirty (30) days prior to the Effective Date (the “Rent Roll”), an aged receivables report regarding income from the Leases, all other items listed on Exhibit “G” attached hereto and such other items or information relating to the Property as are specifically requested by Buyer of Seller in writing during the Due Diligence Period to the extent such information is in the possession or control of Seller (collectively, the “Seller’s Materials”). Except as otherwise set forth in this Agreement, Seller makes no representations as to the accuracy of the information contained in Seller’s Materials. Buyer shall keep Seller’s Materials and all information obtained by Buyer as part of its due diligence review of the Property (“Buyer’s Materials”) confidential and, except as may otherwise be required by law, shall not share any of the foregoing with anyone other than Buyer’s directors, officers, employees, outside counsel, accounting firm and other professional consultants (all of whom are collectively referred to as the “Related Parties”) who, in Buyer’s judgment, need to know such information for evaluating a possible purchase of the Property. The Related Parties shall be informed by Buyer of the confidential nature of the Seller’s Materials and the Buyer’s Materials and shall be directed by Buyer to keep same in the strictest confidence.

(e) On or before the expiration of the Due Diligence Period, Buyer may deliver a written notice to Seller (the “Contracts Notice”) identifying those service contracts, vending machine, telecommunications and other facilities leases, utility contracts, maintenance contracts, management contracts, leasing contracts, equipment leases, brokerage and leasing commission agreements and other agreements or rights specific to an individual Property and related to the construction, ownership, use, operation, occupancy, maintenance, repair or development of such Property (collectively, the “Service Contracts”) listed on Exhibit “H” that Seller shall assign to Buyer and that Buyer shall assume as of the Closing Date (such designated Service Contracts shall be collectively referred to herein as the “Assigned Contracts”); provided that the Assigned Contracts shall not include contracts for services to be provided by GHS under any shared services arrangements governed by the REAs or PMAs. All Service Contracts that are not Assigned Contracts (the “Terminated Contracts”) shall be terminated as of the Closing Date by Seller whereupon the Terminated Contracts shall not be assigned to, or assumed by, Buyer. To the extent that any Terminated Contracts require payment of a penalty or premium for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If Buyer fails to deliver the Contracts Notice on or before the expiration of the Due Diligence Period, there shall be no Terminated Contracts and Buyer shall assume all of the Service Contracts listed on Exhibit “H” on the Closing Date. With respect to each Assigned Contract, Seller shall use best efforts to provide Buyer with a certificate of insurance from each vendor thereunder at Settlement naming Buyer and Buyer’s property manager as an additional insured in a form reasonably acceptable to Buyer.

(f) On or prior to July 15, 2009 (“Title Delivery Date”), Seller will order (i) a title search to be performed with regard to the Properties, and will cause a title insurance commitment (each, a “Title Commitment” and collectively, the “Title Commitments”) to be issued with regard to each Property, together with the vesting deeds and copies of all other documents referred to in the Title Commitments (collectively, the “Title Documents”), and (ii) an ALTA/ACSM survey of each Real Property and each Improvement located on a Ground Lease Property to be prepared reflecting all plottable items referenced in the Title Commitments by a surveyor or civil engineer licensed in the State of South Carolina, containing commercially reasonable requirements and certifications in sufficient detail so as to provide the basis for the required Title Policy without boundary, encroachment or survey exceptions (each, a “Survey” and collectively, the “Surveys”). Should Buyer require the Survey to show any additional items or certify to matters beyond those required by ALTA/ACSM standards, the cost of obtaining such changes to the survey or certifications shall be borne by the Buyer (except to the extent such additional items or matters are necessary in connection with satisfying the Subdivision Condition or in connection with any shared services governed by the REAs or PMAs, in which case such costs shall be borne by Seller). On or before August 14, 2009 (the “Title Objection Date”), Buyer will give notice to Seller of the existence of any title defect, lien, or encumbrance related to the Real Properties which Buyer finds unacceptable (such matters being “Defects” and each being a “Defect”). If, by the Title Objection Date, Buyer does not give notice to Seller of any Defects, then at the time of Settlement, Buyer agrees to accept title to the Real Properties subject to all matters of public record as of the date of the Title Commitment, but subject to Buyer’s rights with respect to New Defects as provided herein or as may be related to the Subdivision Condition or any shared services governed by the REAs or PMAs. If, by the Title Objection Date, Buyer gives notice to Seller of one or more Defects, Seller shall, within five (5) days after receiving such notice, give notice to Buyer that Seller will or will not attempt to cure such Defects to Buyer’s reasonable satisfaction (“Seller Cure Notice”); provided, however, Seller will specifically remove the “Pre-Disapproved Exceptions” (as hereinafter defined). If Seller elects not to cure the Defects, Buyer shall be entitled, by giving notice to Seller within ten (10) days after Buyer’s receipt of the Seller Cure Notice (the “Title Determination Date”) to (a) terminate this Agreement and have the Deposit returned to it, (b) treat any affected Property as a Removed Property, or (c) complete Settlement and accept title to the Property subject to the uncured Defects, without an abatement of the Purchase Price. If Seller elects to cure the Defects, but at the time of Settlement the Defects have not been cured, Buyer’s sole option shall be either to (i) terminate this Agreement and have the Deposit returned to it, (ii) treat any affected Property as a Removed Property, or (iii) complete Settlement and accept title to the Property subject to the uncured Defects, without an abatement of the Purchase Price. Notwithstanding anything in this Agreement to the contrary, and notwithstanding Buyer’s failure to deliver any notice of Defects or any approval or consent given or deemed given by Buyer hereunder, Seller covenants with respect to each Property owned or leased by it, to cause a full release, reconveyance or termination of, and to remove as exceptions to title on or prior to the Closing Date, all mortgages, deeds of trust and other monetary encumbrances, assessments and/or indebtedness affecting each Property (except for real estate taxes not yet due or payable), and all labor, materialmen’s and mechanics’ liens affecting each Property (collectively, the “Pre-Disapproved Exceptions”). Notwithstanding anything set forth in this Agreement to the contrary, the Deposit shall not be deemed “hard” (i.e., refundable except as expressly set forth herein), until all rights of Buyer under this Section 4(g) and 4(h) have been satisfied and the Title Determination Date has passed and the Due Diligence Period has expired.

(g) If at anytime prior to Settlement, Buyer receives a new, updated or supplemental Title Commitment, Title Documents or Survey and such new, updated or supplemental Title Commitment, Title Documents or Survey discloses one or more Defects that are not “Permitted Exceptions” (as defined below) (in each case, a “New Defect”) and any New Defect is unacceptable to Buyer, Buyer may, within three (3) business days after receiving such new, updated or supplemental Title Commitment, Title Documents or Survey, as the case may be, deliver to Seller another written notice of Buyer’s objections with respect to any New Defect only and the process described in this Section shall apply thereto.

(h) On the Closing Date, Seller shall convey and transfer, or cause to be conveyed or transferred, to Buyer (i) with respect to each Fee Property, fee simple title to such Real Property by depositing a Deed (as defined below) with Buyer’s Local Counsel; and (ii) with respect to each Ground Lease Property, (a) Seller’s right, title and interest in and to the applicable Ground Lease and leasehold interest in the applicable Ground Lease Property and (b) Seller’s fee interest (subject to a right of reverter for the benefit of the ground lessor) in and to all Improvements (other than any Improvements owned by easement holders, if any) located on the each such Ground Lease Property by depositing the Ground Lease and Deed and Bill of Sale (as hereinafter defined) with Buyer’s Local Counsel. Evidence of delivery of such fee simple title and leasehold interest shall be the issuance by HPBM&J Title Agency acting as local agent for First American Title Insurance Company (the “Title Company”) to Buyer of (i) a 2006 ALTA Extended Leasehold Policy of Title Insurance for the Ground Lease Properties, (ii) a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance for the Improvements located on the Ground Lease Properties, and (iii) a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance for the Fee Properties, which shall each insure the full amount of the Purchase Price (based on an aggregate title policy with pro tanto endorsement), show fee title or leasehold estate, as applicable, vested exclusively in Buyer, subject only to such exceptions as Buyer shall have approved pursuant to Sections 4(g) and 4(h) above (the “Permitted Exceptions”), with the arbitration provision, the creditors’ rights exclusion and general exceptions deleted (each, a “Title Policy” and collectively, the “Title Policies’) or the Title Company’s written commitment to issue such Title Policies. Each Title Policy shall provide full coverage against all labor, mechanics’ and materialmen’s liens, and contain such endorsements as Buyer may reasonably require (the “Endorsements”). At the time of Settlement, Seller will cause each Property to be released or otherwise discharged from any lien, securing the payment of a sum certain, which Seller granted or created voluntarily.

5. Representations and Warranties.

(a) Seller, to induce Buyer to enter into this Agreement and to complete the sale and purchase of the Properties hereunder, represents, warrants and covenants to Buyer with respect to each Property, each of which shall remain true, complete and correct as of the date hereof and as of the Closing Date and shall survive Settlement for a period of twelve (12) months as follows:

(i) GHS is a political subdivision duly formed and validly existing under the laws of the State of Carolina.

(ii) GHC is a corporation duly formed and validly existing under the laws of the State of Carolina.

(iii) GHR is a corporation duly formed and validly existing under the laws of the State of Carolina.

(iv) Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by GHS have been duly and validly authorized by all necessary action on the part of GHS. Prior to Settlement, the execution, delivery and performance of this Agreement and all documents contemplated hereby by GHC and GHR shall have been duly and validly authorized by all necessary action on the part of GHC and GHR, respectively. All required consents and approvals (including without limitation, corporate or governmental/regulatory) have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture or related documents (including without limitation any documents evidencing indebtedness to bondholders), agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(v) At Settlement, the Endowment Fund shall be duly and validly authorized to enter into the Space Leases and shall have obtained all required consents and approvals with respect thereto. The execution of the Space Leases by the Endowment Fund will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture or related documents (including without limitation any documents evidencing or guaranteeing indebtedness to bondholders), agreement or instrument to which the Endowment Fund is a party or otherwise bound.

(vi) No actions, suits, or proceedings are pending or, to Seller’s knowledge, threatened at law or in equity, by or before any court, arbitrator or governmental department, commission, board, bureau or agency against or affecting any portion of any Property or Seller which materially adversely affect the condition of, operations at, or title to any Property, or Seller’s ability to perform hereunder or under any leases of space at any Property from Buyer.

(vii) The execution and delivery by Seller, and the performance of and compliance by Seller with the terms and provisions of this Agreement, do not (a) conflict with or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s organizational documents or any other agreement or instrument to which Seller is a party or by which all or any part of any Property is bound, (b) violate any restriction, requirement, covenant or condition to which all or any part of any Property is bound, (c) to Seller’s knowledge, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or any Property, (d) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to any Property, or (e) require the consent, waiver or approval of any third party.

(viii) To Seller’s knowledge, Seller is in compliance with applicable Laws relating to its ownership and possession of the Properties and the operation of its business, including without limitation, the operation of its hospitals and related facilities.

(ix) Each Seller is the sole owner of fee simple title to the Properties owned by such Seller, subject only to such matters as are disclosed on the Title Commitment.

(x) To Seller’s knowledge, there is no material fact or circumstance which could reasonably be expected to, directly or indirectly, result in a material change in Seller’s financial condition either immediately or in the future.

(xi) No condemnation or eminent domain proceedings are pending or, to Seller’s knowledge, threatened against or involving any Property or any portion thereof.

(xii) Except as set forth on the attached Exhibit “I” on the Closing Date, there will be no outstanding written or oral agreement made for any materials, improvements, repairs or any other work (including, without limitation, capital improvements) to the spaces covered by the Leases, to the Property or for offsite work related to any Property, which have not been fully completed and paid for or a credit given to Buyer at Settlement in the amount sufficient complete the work.

(xiii) There are no non-cash security deposits with respect to any Leases.

(xiv) There are no unpaid bills, claims, or liens in connection with any construction or repair of any Property except for those that will be paid in the ordinary course of business prior to the Closing Date or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

(xv) There are no existing leases, whether oral or written, affecting the Property except as listed on Exhibit “C” attached hereto (the “Leases”). The Leases and other agreements with the Tenants delivered to Buyer pursuant to this Agreement constitute the entire agreements with such Tenants relating to the Property, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Buyer, and there are no other leases, tenancy agreements, licenses or other rights of occupancy or use of any portion of the Property or any assignments or sublets thereunder affecting the Property. Except as set forth on Exhibit “C”, each of the Leases is valid and in compliance with all applicable Laws (as hereinafter defined) and in full force and effect and no default exists under any of such Leases.

(xvi) Exhibit “H” attached hereto is a true and complete schedule of all of the Service Contracts, true, complete and correct copies of which will have been delivered to Buyer as part of the Seller’s Materials. The Service Contracts are in full force and effect, without default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Service Contracts.

(xvii) No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of any of the Leases, except as set forth in Exhibit “J” hereto, if any.

(xviii) Seller has a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property, if any.

(xix) No options, consent rights, rights of first refusal, rights of first offer, contracts or other preemptive rights have been granted or entered into by Seller which are still outstanding and which give any party a right to purchase any interest in any Property or any part thereof.

(xx) There are no violations at or by any Property of any applicable governmental laws, regulations, rules, ordinances, codes, licenses, or permits, and Seller is maintaining all licenses and permits necessary to conduct its business.

(xxi) Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

(xxii) Except as expressly set forth in the Seller’s Materials, Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to “Hazardous Materials.” For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. No part of any Property has been previously used by Seller, or, to Seller’s knowledge, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except in compliance with Laws or as may be disclosed in the Seller’s Materials. Except as set forth in the Seller’s Materials, to Seller’s knowledge, there are no underground storage tanks of any nature located on any portion of the Property.

(xxiii) To Seller’s knowledge, the Seller’s Materials constitute all of the material documents, information, data, reports or written materials that are related to the Properties in Seller’s possession, control or known to Seller and, to Seller’s knowledge, do not contain any material inaccuracies.

(xxiv) Seller has received no notice advising that (i) any utility required by law for the present use and operation of any Property has not been installed across public property or valid easements to the boundary lines of the Real Properties, or is not connected pursuant to valid permits, or (ii) such facilities are inadequate to service any Property or are not in good operating condition.

(xxv) The Rent Roll is true and correct and complete. As of the Closing Date, the rent roll delivered at Settlement pursuant to Section 6(l)(xix) will be true, correct and complete. No Tenant is entitled to any rebate, free rent or other concessions, deduction or offset except as set forth in the rent roll.

(xxvi) All insurance policies maintained by Seller that concern any of the Properties or Seller’s operation of any of the Properties are listed on Exhibit “K” attached hereto.

(xxvii) To the extent applicable to Seller, Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

For the purpose of this Agreement, the phrase “to Seller’s knowledge” shall be deemed to mean the actual knowledge of Gregory J. Rusnak, Chief Operating Officer of Seller, on the date that Seller executes this Agreement and as of the Closing Date, having made reasonable inquiry or investigation. Seller represents and warrants that Gregory J. Rusnak has primary responsibility for overseeing the management and operations of the Property and is the person most likely to have knowledge of the matters set forth in the representations and warranties.

(b) Buyer, to induce Seller to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents and warrants to Seller that the following matters are true and correct as of the Effective Date:

(i) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Buyer, nor the consummation of the purchase, constitutes or will constitute a violation or breach of the Articles of Formation of Buyer, or of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(ii) There are no proceedings pending or, to the best of Buyer’s knowledge, threatened, by or against Buyer in bankruptcy, insolvency or reorganization in any state or federal court.

(iii) Buyer is duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer has duly authorized, executed and delivered this Agreement.

Each of the representations and warranties of Buyer set forth above shall be deemed remade by Buyer as of the Closing Date and shall survive Settlement for twelve (12) months.

For the purpose of this Agreement, the phrase “to the best of Buyer’s knowledge” and any phrase or words of similar import shall be deemed to mean the actual knowledge of Scott D. Peters, the President and Chief Executive Officer of Buyer without having made inquiry or investigation beyond such individual’s actual knowledge on the date that Buyer executes this Agreement and as of the Closing Date.

6. Conditions to Buyer’s Obligations. The obligation of Buyer under this Agreement to purchase each Property from Seller is subject to the satisfaction at Settlement of each of the conditions set forth in this Section 6 (any one of which may be waived in whole or in part by Buyer at or prior to Settlement) with respect to each Property (collectively, “Closing Conditions”). In the event that any of the Closing Conditions have not been satisfied prior to Settlement, Buyer may, in its sole and absolute discretion, elect to terminate this Agreement and have the Deposit refunded to Buyer in full.

(a) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of Settlement in all material respects as though such representations and warranties were made at and as of Settlement, except for changes therein consented to by Buyer. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Settlement, and all conditions to Settlement (other than those resulting from a default by Buyer) shall have occurred.

(b) There shall be no “material adverse change” in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied as of the Closing Date. For purposes of this Section 6(b), a “material adverse change” to a matter reflected in the Title Documents shall mean any change to a Title Document which, in Buyer’s reasonable discretion, could result in a cost or liability to Buyer of $25,000 or more or which could adversely affect Buyer’s ability to finance or sell a Property subsequent to Closing.

(c) On the Closing Date, the Title Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue the Title Policies to Buyer.

(d) Except as set forth in Exhibit “C”, no Tenant shall be in default under its Lease nor shall any Tenant have given notice that it is discontinuing operations at its leased Property nor shall a tenant have filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

(e) Seller shall obtain and deliver to Buyer, no later than five (5) business days prior to the Closing Date, (a) estoppel certificates from all Major Tenants (as defined below) as of the Closing Date or at Seller’s election, solely with respect to Tenants occupying more than 5,000 square feet in any Real Property, estoppel certificates executed by Seller, in a form to be agreed upon by the Parties prior to the expiration of the Due Diligence Period (each, an “Estoppel Certificate”) and (b) estoppel certificates from all parties to, or owners of the Property subject to, any reciprocal construction, easement, operating or similar agreement affecting the Property and from the declarant, architectural committee and/or association, as applicable, under any declaration of covenants, conditions or restrictions affecting the Property in a form to be agreed upon by the Parties prior to the expiration of the Due Diligence Period dated no earlier than thirty (30) days prior to the Closing Date. Buyer shall notify Seller within three (3) days before the Closing Date of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of any estoppel certificate, and Seller is unable to deliver, in Buyer’s good faith business judgment, a reasonably acceptable estoppel certificate prior to the Closing Date, then Buyer shall have the right to treat the Property affected by such disapproved estoppel as a Removed Property. In the event that Seller delivers to Buyer an estoppel certificate executed by Seller for any Tenant to the extent permitted herein, and thereafter such Tenant executes and delivers an Estoppel Certificate, then the Estoppel Certificate executed by such Tenant shall replace the estoppel certificate executed by Seller which automatically shall be null and void and be superseded by the Estoppel Certificate delivered by such Tenant. For purposes of this Paragraph, a “Major Tenant” shall be any Tenant occupying more than 1,000 square feet in any Real Property.

(f) There shall be no change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.

(g) As of the Closing Date, neither Seller nor any ground lessor under any Ground Lease (each, a “Ground Lessor”) shall have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller or Ground Lessor an involuntary case, nor shall Seller or any Ground Lessor have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller or any Ground Lessor in an involuntary case or appoint a Custodian of Seller or any Ground Lessor for all or any substantial part of the Property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(h) There shall not have been a downgrade in any credit rating for GHS’ outstanding bond indebtedness from the credit ratings in effect as of the Effective Date.

(i) There shall have been no material adverse change in the financial condition of Seller or the “Obligated Group” as defined in Seller’s outstanding bond documentation.

(j) Seller shall have cooperated with Buyer in good faith in connection with the preparation and execution of all documents required to close, including without limitation, if applicable, cooperation with respect to Buyer’s financing of the Property and any reasonable requests from Buyer’s prospective lender in connection therewith (e.g., modifications of the mortgagee protection provisions in the Ground Leases, delivery of estoppels and SNDAs, etc.).

(k) Seller shall, at its sole cost and expense, have obtained all governmental approvals of the Surveys for recordation with the Register of Deeds Office for Greenville County, South Carolina (the “Governmental Approvals”) and shall have taken all other steps necessary to ensure that each Real Property and each Improvement located on a Ground Lease Property is subdivided in a manner consistent with the terms of this Agreement, sufficient to enable the Title Company to issue the Title Policies and to the mutual reasonable satisfaction of Buyer and Seller (the “Subdivision Condition”). From and after the Effective Date, Seller shall in good faith diligently pursue obtaining such Governmental Approvals however if on the Closing Date Seller has not received Governmental Approvals which allow for the Surveys to be recorded in the Register of Deeds Office for Greenville County, South Carolina, Seller may upon written notice to Buyer extend the Closing Date for such reasonable period of time as may be necessary to obtain such Governmental Approvals of the Surveys.

(l) Seller together with The Endowment Fund of the Greenville Hospital System, Inc., has unencumbered, unrestricted cash and cash equivalents in excess of $200,000,000.

(m) At Settlement, Seller shall deliver to Buyer’s Local Counsel for the benefit of Buyer (except in the case of the items in clause (xxiii) which shall be delivered directly to Buyer) duly executed originals of the following:

(i) With respect to the Fee Properties, one (1) special warranty deed in the form attached hereto as Exhibit “L” (the “Deed”) duly executed and acknowledged by Seller and in proper form for recording, conveying fee simple absolute title to the Fee Properties to Buyer, free and clear of all liens, encumbrances, security interests, options and adverse claims of any kind or character, except the Permitted Exceptions;

(ii) With respect to each Fee Property, two (2) originals of a valid bill of sale for the Personal Property, if any, in the form attached hereto as Exhibit “M” duly executed by Seller.

(iii) With respect to each Ground Lease Property, two (2) originals of the Ground Lease duly executed and acknowledged by Seller, together with a Memorandum of Ground Lease, duly executed and acknowledged and in a proper form for recording;

(iv) With respect to each Ground Lease Property, two (2) originals of a valid Deed and Bill of Sale for the Improvements located on the Ground Lease Properties in the form to be agreed upon prior to the expiration of the Due Diligence Period, duly executed and acknowledged by Seller and in a proper form for recording;

(v) With respect to each Property, two (2) originals of a valid assignment of the Leases in the form attached hereto as Exhibit “N” (the “Assignment of Leases”), duly executed and acknowledged, pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Leases and Buyer shall assume the obligations of Seller under the Leases;

(vi) With respect to each Property, two (2) originals of a valid assignment in the form attached hereto as Exhibit “O” (the “Assignment of Intangibles”), pursuant to which Seller shall assign to Buyer all of Seller’s right, title and interest in and to the Assigned Contracts, if any, and Buyer shall assume the obligations of Seller under the Assigned Contracts;

(vii) With respect to each Lease, one (1) original letter, in a form attached hereto as Exhibit “P,” duly executed by Seller, advising each Tenant of the change in ownership of the Property;

(viii) With respect to the Properties, two (2) originals of the Tenant Improvement Agreement governing Seller’s making and financing with Buyer tenant improvements during the first five years of the Space Leases in the form agreed upon prior to the expiration of the Due Diligence Period (the “Tenant Improvement Agreement”);

(ix) With respect to each Property, one (1) original certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Code, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith in the form attached hereto as Exhibit “Q”;

(x) To the extent deemed necessary and appropriate by the Buyer and Seller, with respect to each Fee Property and Ground Lease Property located on a hospital campus identified on the attached Exhibit “A,” one (1) original of the Agreement for Grant of Reciprocal Easements and Establishment of Covenants, Conditions and Restrictions in the form agreed upon prior to the expiration of the Due Diligence Period (which includes, among other things, provisions for parking reasonably adequate to Buyer and Seller) (the “REAs”), duly executed and acknowledged by Seller and in a proper form for recording, which allocates the responsibilities and costs related to all exterior services and utilities provided to the related hospital campus;

(xi) With respect to each Fee Property, two (2) originals of the Property Management Agreement in the form agreed upon prior to the expiration of the Due Diligence Period (the “Fee Property Management Agreements”) duly executed by Seller, which allocates the responsibilities and costs related to all services and utilities provided to the Improvements located on such Fee Property;

(xii) With respect to each Ground Lease Property, two (2) originals of the Property Management Agreement in the form agreed upon prior to the expiration of the Due Diligence Period (the “Ground Lease Property Management Agreements” and together with the Fee Property Management Agreements, the “PMAs”) duly executed by Seller, which allocates the responsibilities and costs related to all services and utilities provided to the Improvements located on such Ground Lease Property;

(xiii) Two (2) originals of the Future Development Agreement in the form agreed upon prior to the expiration of the Due Diligence Period (the “Future Development Agreement”) duly executed by Seller, which describes the exclusive arrangement between Buyer and Seller with respect to financing certain future development projects;

(xiv) With respect to any Space Lease in which a related entity of GHS, rather than GHS itself, is the tenant, a guaranty of all obligations of such tenant by GHS, in the form agreed upon prior to the expiration of the Due Diligence Period;

(xv) With respect to each Property in which Seller will be a Tenant from and after the Closing Date, two (2) originals of the Space Lease applicable to the portion of such Property that will be leased by Seller;

(xvi) With respect to each Property, one (1) certificate, in the form required by the State in which the Property is located, duly executed by Seller under penalty of perjury, certifying that such Seller is exempt from the requirement to withhold taxes in connection with the sale of its respective Property, or alternatively, such taxes will be withheld and paid to the Title Company for disbursement to the State in which the Property is located, in accordance with laws of the State in which the Property is located;

(xvii) With respect to each Property, a full release, reconveyance or termination of all (i) Pre-Disapproved Exceptions not previously released, reconveyed or terminated and (ii) Defects which Seller agrees to cure pursuant to the terms of this Agreement;

(xviii) With respect to each Property, such other documents and instruments, executed and properly acknowledged (if applicable) by Seller, as Title Company may reasonably require from Seller in order to issue the Title Policy;

(xix) With respect to each Property, one (1) original updated Rent Roll certified by Seller as being true and accurate as of the Closing Date;

(xx) A certificate of tax compliance, if deemed applicable by the Title Company;

(xxi) Any resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller as shall be reasonably required by Buyer, Escrow Agent and/or the Title Company;

(xxii) With respect to the properties owned by Seller which are commonly known as “Hillcrest MOB” and Hillcrest Sleep Lab”, a Right of First Refusal Agreement (the “ROFR Agreement”) pursuant to which Seller shall provide Buyer for a period of three years with a right of first refusal to purchase such properties in the event that Seller otherwise intends to sell such properties to a third party (other than as part of a larger sale of the associated hospital campus), subject to the agreement on the other material terms of such ROFR Agreement.

(xxiii) With respect to each Property and to the extent, if any, that the following consents, permits, certificates, licenses and approvals are required, Seller shall have provided evidence that all Certificates of Need (or evidence of exemption from the requirements for any Certificates of Need) as well as all other all governmental or quasi-governmental consents relating to or required for the transfer of the Properties to Buyer have been obtained.

(xxiv) To the extent not previously made available to Buyer, originals of the following instruments (or certified copies if originals are unavailable):

(A) the Leases; and

(B) the Assigned Contracts;

(xxv) All keys, combinations to locks, or security codes at each Property, to the extent in Seller’s possession or control; and

(xxvi) Seller has named Buyer as a loss payee on all property insurance policies issued to Seller that concern the Properties, including without limitation: (1) those in effect as of Settlement (including without limitation Fireman’s Fund Portfolio Policy Number S 60 MXX 808960029 with an inception date of October 1, 2008), and (2) those that would be applicable to claims that are not barred by any applicable statute of limitations (including without limitation Fireman’s Fund Portfolio Policy Number S 60 MXX 80880002 with an inception date of October 1, 2007). Seller has named Buyer as an additional insured on all liability insurance policies issued to Seller that concern the Properties, including without limitation: (1) those in effect as of Settlement (including without limitation Continental Casualty Company Policy Number HMU 2097454451-1 with an inception date of October 1, 2008), and (2) those that would be applicable to claims that are not barred by any applicable statute of limitations. Evidence that Buyer has been named as an additional insured on the Policies shall be evidenced by certificates of insurance issued with respect thereto and loss payee and additional insured endorsements reasonably acceptable to Buyer. Seller will request that the applicable insurers endeavor to provide Buyer with thirty (30) days written notice in the event that any of Seller’s insurance policies are to be cancelled, and in any event, Seller will provide Buyer with thirty (30) days written notice prior to any cancellation, non-renewal or modification of any of Seller’s insurance policies. Buyer shall cooperate with the insurance company(ies) that issued the Policies to the extent reasonably required to add Buyer thereto as an additional insured (e.g., Buyer will sign affidavits regarding its knowledge of any claims applicable thereto). Buyer shall be responsible for the costs, if any, incurred as a result of adding Buyer as an additional insured. The foregoing is intended to provide Buyer with insurance coverage in the event that Buyer is subjected to any claim arising out of the Properties by Seller or attributable to any act or omission of Seller, including, without limitation, the Excluded Liabilities. The provisions of this paragraph shall survive Settlement.

(xxvii) Seller acknowledges that it has been advised that Buyer is a publicly registered company and that as a result, Buyer is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three most recent pre-acquisition fiscal years (the “Audited Years”) for Seller. To assist the Buyer in preparing the SEC filings, Seller agrees to deliver, and it shall be a condition to Settlement that Seller has delivered, GHS’ audited financial statements to Buyer for the Audited Years on or prior to the Closing Date. With respect to GHS and GHR, to Buyer’s knowledge, these statements constitute all of the financial information related to the pre-Settlement period that Buyer will need to be provided from Seller in connection with its SEC Filings. With respect to GHC, in the event that Buyer requires any further financial information prior to Settlement, and Seller is unable or unwilling to provide such financial information, Buyer may treat the Property owned by GHC as a Removed Property. Seller agrees that if after Settlement Buyer is required by the Securities and Exchange Commission to provide any additional financial information regarding any Property in any SEC Filings , Seller will reasonably cooperate with Buyer in connection with the preparation of such information, including providing access to certain information at Seller’s offices; provided, however, that in no event shall Seller be required to provide interim audited financial statements and if Seller has not prepared any of such items in the normal course of Seller’s business, then Seller shall reasonably cooperate with Buyer regarding the creation of such items and Buyer will reimburse Seller for Seller’s reasonable internal and out-of-pocket costs incurred in connection with creating the same. Further, Seller agrees that if Buyer is required by the Securities and Exchange Commission to provide additional items related to such additional financial information (such as GHS generated letters or questionnaires not requiring any independent audit involvement), Seller will reasonably cooperate with Buyer to deliver such related items; provided that Buyer shall be responsible for all costs associated with the same.  The provisions of this paragraph shall survive Settlement.

(xxviii) With respect to the Consolidated Cancer Treatment Center Lease, dated as of January 1, 2009 (the “AOR Lease”) with AOR Management Company of Virginia d/b/a Cancer Centers of the Carolinas (the “AOR Tenant”) for space at the Cancer Treatment Center, GHS agrees that as a condition to Settlement, GHS will, at its option, provide a guaranty or other “backstop” of the AOR Tenant’s obligations under the AOR Lease in the event of a termination for any reason (other than a default by Buyer as Landlord) of the AOR Lease during the initial term of the AOR Lease such that Buyer would not suffer a diminution of the rental value under the AOR Lease.

7. Possession. Possession of the Property shall be given to Buyer at Settlement, free of any leases except the Leases and Space Leases and free of other claims to or rights of possession except for the Permitted Exceptions, by delivery of the Deeds in the case of the Fee Properties, by delivery of the Ground Leases in the case of the Ground Lease Properties and by delivery of a Deed and Bill of Sale in the case of each Improvement located on a Ground Lease Property. The Deeds shall be prepared by Seller at Seller’s expense.

8. Closing Costs; Prorations.

(a) Buyer’s Costs. With respect to each Property (unless otherwise specified), Buyer shall pay the following:

(i) Escrow Agent’s fees, costs and expenses;

(ii) One-half (1/2) the cost of all realty transfer, recordation and documentary fees, stamps and taxes imposed on the Deed, the conveyance of the Property and the transactions contemplated by this Agreement;

(iii) The cost of the Title Policies and all Endorsements thereto, unless such endorsement is necessary to cure a Defect and/or New Defect identified in Section 4(g) and 4(h) above that Seller has agreed to remove (each, a “Curative Endorsement”);

(iv) Buyer attorneys’ fees; and

(v) All other costs customarily borne by buyers of real property in the County in which the Property is located.

(b) Seller’s Costs. With respect to each Property (unless otherwise specified), Seller shall pay the following:

(i) One-half (1/2) the cost of all realty transfer, recordation and documentary fees, stamps and taxes imposed on the Deed, the conveyance of the Property and the transactions contemplated by this Agreement;

(ii) All costs incurred in connection with the prepayment, satisfaction or reconveyance of all loans encumbering the Property or any portion thereof, including, without limitation, all prepayment, reconveyance and recording fees, penalties or charges, and any legal fees associated therewith, and any other document(s) required by the Title Company in order to release Defects or and/or New Defects that Seller has agreed to cure and have not been waived by Buyer;

(iii) All title search and examination fees and the cost of any Curative Endorsements;

(iv) The cost of any Survey, including, without limitation, the cost of any new or updated survey other than costs to be paid by Buyer in accordance with Section 4(f);

(v) Seller’s attorneys’ fees; and

(vi) All other costs customarily borne by sellers of real property in the County in which the Property is located.

(c) Prorations. With respect to each Property, the following shall be prorated between Seller and Buyer as of the Closing Date, with Buyer being deemed the owner of the Property as 12:01 a.m. on the Closing Date and with Buyer receiving credit for or charged with the entire day of Settlement. Except as hereinafter expressly provided, all prorations shall be done on the basis of the actual number of days in the year in which Settlement occurs and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which Settlement occurs and the actual number of days elapsed in such month to the Closing Date, as applicable:

(i) Seller shall pay, on or prior to Settlement, any and all delinquent real estate and personal property taxes and assessments with respect to the Property. General real estate and personal property taxes and assessments that are due or accrue during the year in which Settlement occurs shall be prorated as of the Closing Date; provided, however, that Seller shall pay on or before Settlement the full amount of any bonds or assessments against the Property, including interest payable therewith, and including any bonds or assessments that may be payable after the Closing Date, that are a result of or relate to the construction or operation of any Improvements or any public improvements that serve only the Property. If after Settlement there is any retroactive increase in the real or personal property taxes or assessments imposed on the Property: (1) if such increase relates to the tax year in which Settlement occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during the period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which Settlement occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which Settlement occurred, then such increase shall be the obligation of Seller. The prorations shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the Parties shall reprorate within sixty (60) days of the receipt of the tax bill for the current tax year or any later adjustment thereto as a result of a retroactive increase in the taxes as described above.

(ii) Buyer will receive a credit at Settlement for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from the Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any Tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Leases, which have accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Tenant, or exercise any legal remedies under any Lease or to incur any expense over and above its own regular collection expenses. All payments collected from the Tenants, after the Closing Date shall first be applied to the month in which Settlement occurs, then to any rent due and payable to Buyer for the period after the Closing Date and finally to any rent due to Seller for the period prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after the Closing Date through their own collection efforts and Tenant indicates that such payment is specifically for past-due amounts owed to Seller, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date. Subject to this subsection, if Seller receives any payment from a Tenant for rent due and payable for any period from and after the Closing Date, then Seller agrees to immediately endorse and forward such un-cashed check or payment to Buyer.

(iii) To the extent that Tenants are obligated to reimburse the landlord for common area maintenance and other operating expenses pursuant to their Leases (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Settlement and again subsequent to Settlement, as of the Closing Date on a lease-by-lease basis with each Party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as defined below) in which Settlement occurs, which portion shall be equal to the actual CAM Charges incurred during such Party’s period of ownership of the Property during such CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are calculated under each Lease. Three (3) business days prior to the Closing Date, Seller shall submit to Buyer an itemization of their actual CAM Charge expenses through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred up to, but not including, the Closing Date. In the event that Seller had received CAM Charge payments in excess of their actual CAM Charge expenses, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that Seller has received CAM Charge payments less than its actual CAM Charge expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit but only at the time Buyer has received such true up payment from the Tenant. Upon receipt by either Party of any CAM Charge true up payment from a Tenant, the Party receiving the same shall provide to the other Party its allocable share of the “true up” payment within thirty (30) days of the receipt thereof.

To assist Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, Seller shall deliver to Buyer records of all of Seller’s CAM Charge expenditures on or before forty-five (45) days after the Closing Date.

(iv) Except as provided for in Section 8(c)(iii), all operating expenses (including all charges under the Assigned Contracts and other agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect of the billing period of such service provider in which Settlement occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(v) All deposits, including, without limitation, all prepaid rentals, damage, and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Leases and any interest earned thereon which by law or the terms of the Leases could be required to be paid or refunded to Tenants, shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price, and upon the Closing Date, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases (to the extent the same are required to be refunded by the terms of such Leases or applicable). To the extent that any free rent, abatements or other unexpired concessions under any Leases entered into prior to the Effective Date or after the Effective Date without Buyer’s express written approval (collectively, “Abatements”) apply to any period after the Closing Date, Buyer shall be entitled to a credit against the Purchase Price for the amount of any such Abatements.

(vi) To the extent applicable, Seller shall receive a credit at Settlement for all leasing costs, including tenant improvement costs and allowances, and pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs in the manner set forth herein. Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing Date and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Closing Date.

(d) Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days that Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The Parties shall attempt in good faith to reconcile any differences or disputes regarding such estimated closing statement not later than one (1) business day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the Parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either Party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within ninety (90) days after the Closing Date (except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within ninety (90) days after the information necessary to perform such adjustment becomes available and is provided to all Parties), and if a Party fails to request an adjustment to the Closing Statement by a written notice delivered to the other Party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such Party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such Party.

(e) Items Not Prorated. With respect to each Property, Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and the applicable Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, however, such utility shall be prorated in the manner provided in Section 8(c)(iv) above.

(f) Reimbursement. Buyer and Seller shall each reimburse the other for any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section 8.

(g) Survival. This Section shall survive Settlement and recording of the applicable deed and/or assignment agreement.

9. Condemnation. Seller covenants and warrants that Seller has not heretofore received any notice of any condemnation proceeding or other proceeding in the nature of eminent domain in connection with all or any portion of the Property. If prior to Settlement any such proceeding is commenced or any change is made, or proposed to be made, to a “material” portion of any Property, Seller agrees to notify Buyer thereof. If the effect of such taking or proposed taking results in a loss of access to such Property or reduces or would reduce the value of such Property by more than three (3%) of the Allocated Purchase Price (as determined by a third party appraiser mutually agreed upon between the parties), then Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to treat any such affected Property as a Removed Property. Notwithstanding the foregoing, if the effect of such taking or proposed taking results in a loss of access to such Property or reduces or would reduce the value of such Property by more than seven (7%) of the Allocated Purchase Price (as determined by a third party appraiser mutually agreed upon between the parties) to more than one Real Property, Buyer shall have the right to terminate this Agreement, in which case, the full amount of the Deposit shall be returned to Buyer. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a “material” part of any affected Property, or if Buyer has the right to terminate this Agreement or treat any such Property as a Removed Property pursuant to the preceding sentence but Buyer does not exercise such right, then Buyer shall proceed to Settlement hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement, and in such instance, Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation, and Seller shall not negotiate or settle any claims for compensation prior to Settlement without Buyer’s participation and agreement. For purpose of this Section, a “material” part of any Property shall mean a taking that (a) results in the cancellation of, or rental abatement under any Lease, (b) has the effect of decreasing the square footage of the Improvements, or (c) reduces or eliminates access to any affected Property.

10. Default by Buyer. In the event the sale of the Properties is not consummated because of a default under this Agreement on the part of Buyer following written notice to Buyer and seven (7) days thereafter during which period Buyer may cure the default, provided that Seller is otherwise in compliance with its obligations hereunder, Seller may declare this Agreement terminated, in which case, the Deposit shall be paid to and retained by Seller as liquidated damages and each Party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The Parties have agreed that Seller’s actual damages, in the event the sale of the Properties is not consummated solely because of a default by Buyer, would be extremely difficult or impracticable to determine. Therefore, by placing their initials below, the Parties acknowledge that the Deposit has been agreed upon, after negotiation, as the Parties’ reasonable estimate of Seller’s damages and as Seller’s sole and exclusive remedy against Buyer, at law or in equity. The provisions of this Section shall not limit Seller’s recourse against Buyer with respect to Buyer’s indemnifications of Seller relating to “Buyer’s Access Rights” (defined below) set forth in this Agreement. Nothing set forth herein shall be deemed to limit Buyer’s right to contest any purported Buyer default under this Agreement.

INITIALS: Seller        Buyer

11. Default by Seller. If, prior to Settlement, Seller defaults in performing any covenant or agreement to be performed by Seller under this Agreement or if Seller breaches any representation or warranty made by Seller in this Agreement, following written notice to Seller and seven (7) days thereafter during which period Seller may cure the default, provided that Buyer is otherwise in compliance with its obligations hereunder, Buyer may: (a) elect to terminate this Agreement and have the Deposit returned to Buyer in which case Seller shall reimburse Buyer for all expenses, for which Buyer provides Seller written documentation of, that have been incurred by Buyer in connection with this Agreement and the Properties in an amount not to exceed $1,250,000.00; (b) sue for, or otherwise seek as required by applicable law, specific performance of Seller’s obligations under this Agreement; or (c) elect, in its sole discretion, to treat any affected Property as a Removed Property and continue this Agreement with respect to all non-affected Properties, in which case the provisions of Section 3(b)(iii) shall not apply. The foregoing notwithstanding, no right to cure by Seller shall extend the Closing Date. The remedies set forth herein are cumulative and not exclusive. Seller acknowledges that the Property is unique, that the failure to perform its obligations set forth in this Agreement will result in irreparable damage, and that specific performance, in addition to any other remedies available pursuant to the terms of this Agreement, is appropriate and necessary in the event Seller defaults pursuant to the terms of this Agreement.

In the event Buyer seeks specific performance pursuant to clause (b) above, Buyer may, in its sole discretion, continue this Agreement (and proceed to Settlement) with respect to all non-affected Properties and treat any affected Property under a specific performance action as a Removed Property pending Buyer’s action for specific performance. In the event Buyer proceeds as described in the foregoing sentence, the provisions of Section 3(b)(iii) shall not apply.

Nothing set forth in this Section 11 shall be deemed to limit any rights or remedies by Buyer in connection with any claims, losses, liabilities, causes of action, demands or expenses which arise or of which Buyer becomes aware after Settlement, it being understood that Buyer shall retain the right to avail itself of all rights and remedies available at law or in equity with respect thereto. This Section 11 shall survive the Settlement.

12. Risk of Loss. Seller shall bear the risk of all loss or damage to the Property from all causes except acts of Buyer until Settlement.

In the event that any Property is damaged or destroyed by fire or any other casualty prior to the Closing Date, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the Parties (the “Cost of Repairs”), is less than three percent (3%) of the Allocated Purchase Price for any such Property, then Settlement shall proceed as scheduled, all collected insurance proceeds shall be paid over to Buyer (or credited against the Purchase Price), plus the cash amount of any associated deductible, and Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds Seller may have with respect to all policies of insurance relating to the affected Property at Settlement, and any insurance proceeds collected after Settlement by Seller shall be promptly paid over to Buyer upon receipt thereof. If the Cost of Repairs is greater than three percent (3%) of the Allocated Purchase Price for any such Property, then Buyer may in its discretion either (a) elect to treat any such Property as a Removed Property or (b) proceed to Settlement in which event any collected insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer (or credited against the Purchase Price) and Seller shall assign to Buyer all right, title and interest in and to all claims and proceeds Seller may have with respect to all policies of insurance relating to the affected Property at Settlement, and any insurance proceeds collected after Settlement by Seller shall be promptly paid over to Buyer upon receipt thereof. Notwithstanding the foregoing, if the Cost of Repairs is greater than seven percent (7%) of the Allocated Purchase Price for more than one Real Property, Buyer shall have the right to terminate this Agreement, in which case, the full amount of the Deposit shall be returned to Buyer. In the event that the casualty is uninsured or underinsured, Buyer may elect to treat any affected Property as a Removed Property unless Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under any Lease, Buyer shall have the option to treat any affected Property as a Removed Property without regard to the Cost of Repairs. Any notice required to elect to treat any Property as a Removed Property pursuant to this Section shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty or the Closing Date, whichever is earlier.

13. Brokerage. Seller represents and warrants to Buyer that Seller dealt with no broker, agent, finder or other intermediary (collectively, a “Broker”) in connection with this sale and purchase. Buyer represents and warrants to Seller that Buyer has not entered into any agreement or incurred any obligation to pay any brokerage commission with respect to the transactions contemplated hereby. Buyer and Seller shall each reimburse the other for any claim in any way arising from the representations made in this Section 13. The foregoing reimbursement obligations of Seller and Buyer shall survive Settlement.

14. Operation of Property Prior to Settlement. Prior to Settlement, with respect to each Property, Seller covenants that:

(a) Between the time period commencing on the Effective Date and ending on the earlier of Settlement or termination of this Agreement, Seller will not convey nor agree to convey any interest in any Property to anyone other than Buyer.

(b) Seller shall operate, manage and maintain the Property in its present condition, reasonable wear and tear excepted.

(c) Seller will maintain a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property, if any.

(d) Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exceptions).

(e) Other than the projects currently underway as set forth in Exhibit “R” (the “Current Improvement Projects”), Seller shall not undertake, or cause to be undertaken, any new improvements to the Property not contemplated by this Agreement without the prior written consent of Buyer.

(f) Seller shall not initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations currently applicable to all or any part of the Property, other than such action as is necessary to maintain the Property in compliance with such rules and regulations applicable to all or any part of the Property.

(g) Seller shall fully and timely comply with all material obligations to be performed by it under all Leases, Service Contracts, Ground Leases, Permits, Reports, Warranties, licenses, approvals and Laws, regulations and orders applicable to the Property and the operation of Seller’s business including without limitation its hospitals.

(h) Seller shall take all commercially reasonable steps necessary to maintain its financial condition as of the Effective Date.

(i) Seller shall fully cooperate and act in good faith in negotiating and executing all documents required to be executed and delivered prior to Settlement in such a manner as to achieve the mutual objectives of the Parties, including, without limitation, any provisions Buyer deems reasonably necessary to ensure that Buyer can obtain pre or post Settlement financing secured by some or all of the Properties or financing under any applicable credit facility. Seller will, whenever and as often as it shall be reasonably requested to do so by Buyer, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents (or changes, modifications or amendments to existing documents), including without limitation SNDAs and estoppels, and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement. This subparagraph (h) shall survive the Settlement.

(j) Seller shall use diligent efforts to obtain the estoppel certificates required under this Agreement on the form provided by Buyer.

(k) Seller shall terminate the Terminated Contracts.

(l) Seller shall comply with all material obligations of landlord under the Leases and all other agreements and contractual arrangements affecting the Property by which Seller is bound.

(m) Seller shall notify Buyer of Seller’s receipt of any notice from any party alleging that Seller is in default of its obligations under any of the Leases or any permit or agreement affecting the Property, or any portion or portions thereof.

(n) Seller shall, at its sole cost and expense, take all steps necessary to obtain the Governmental Approvals and to ensure that the Subdivision Condition is satisfied with respect to each Property. Seller agrees to execute all reasonable and customary documents and petitions required to obtain the Governmental Approvals at or prior to Settlement.

(o) Seller shall use its best efforts to ensure that the Closing Conditions are satisfied on or before the Closing Date.

(p) Except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed (and which shall be deemed granted in the event Buyer fails to approve or disapprove same within five (5) business days after receipt thereof), other than leases, no contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller prior to Settlement without charge, cost, penalty or premium.

(q) With respect to New Leases and any Lease Modification (as such terms are defined below):

(i) Seller shall notify Buyer of any new leases for any portion of the Property (“New Lease”), as well as any amendments, extensions, terminations, or assignments or subleases to which Seller consents, relating to any of the Leases (“Lease Modification”).

(ii) Prior to the expiration of the Due Diligence Period, Seller shall not enter into any New Leases or Lease Modifications without the written consent of Buyer, not to be unreasonably withheld or delayed.

(iii) From and after the expiration of the Due Diligence Period, Seller shall not enter into any New Lease nor any Lease Modification without the written consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion.

(iv) For purposes of Sections 14(p)(ii) and 14(p)(iii) above, if Seller submits a proposed New Lease or Lease Modification to Buyer for its approval, Buyer shall have three (3) business days from the date of its receipt of such proposed New Lease or Lease Modification to grant or deny its approval by notice to Seller. If Buyer denies approval, Buyer shall state in the notice its grounds for denial. If Buyer does not deliver a notice to Seller within such three (3) business day period, Buyer shall be deemed to have approved the New Lease or Lease Modification as submitted. If Buyer denies approval of any proposed New Lease or Lease Modification pursuant to its rights in this Section 14(p), and Seller nevertheless enters into such New Lease or Lease Modification, Buyer may treat the Property to which the New Lease or Lease Modification is applicable as a Removed Property or terminate this Agreement, in which case Buyer shall be entitled to a full refund of the Deposit.

(v) At the time of Settlement, with regard to any New Lease or Lease Modification approved or deemed approved by Buyer, in addition to the Purchase Price, Buyer shall pay to Seller the brokerage commissions and tenant improvement costs incurred by Seller in connection with such approved New Lease or Lease Modification and shall be responsible for paying any such commissions and costs that are outstanding as of Settlement. Any commission due as a result of an extension, renewal or expansion commencing after Settlement shall be Buyer’s responsibility.

15. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by facsimile provided a copy is sent concurrently by one of the methods described in (i), (ii) or (iii) above, addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:	If intended for Buyer:
Greenville Hospital System 701 Grove Road Greenville, SC 29605 Attn: Joseph J. Blake, Jr., Esq., VP Legal Affairs and General Counsel Fax: (864) 455-6400	16427 N. Scottsdale Rd., Ste. 440 Scottsdale, AZ 85254 Attn: Scott Peters Phone: (480) 998-3478
With copy to:	With copy to:
Haynsworth Sinkler Boyd, P.A. 75 Beattie Place, 11th Floor Greenville, SC 29601 Attn: Anne S. Ellefson, Esquire Fax: 864-240-3300	Cox, Castle & Nicholson LLP 2049 Century Park East, Suite 2800 Los Angeles, CA 90067 Attn: John F. Nicholson Phone: (310) 284-2240 Fax: (310) 310 277-7889

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the Party to whom such notice is sent. Notices by the Parties may be given on their behalf by their respective attorneys.

16. Non-Disclosure. Neither Party shall make public disclosure with respect to this transaction before Settlement except:

(a) as may be required by law, including without limitation disclosure required under Freedom of Information Act (“FOIA”) request, securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange, or in connection with any filing or registration;

(b) to such attorneys, accountants, present or prospective sources of financing, partners, directors, officers, employees and representatives of either Party or of such Party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c) as may be required of Seller as a political subdivision subject to FOIA;

(d) Buyer may issue one (1) press release (the “Press Release”) upon full execution of this Agreement by all parties announcing the transactions proposed herein (but not including any financial information specific to the terms of this Agreement or the Ground Leases or Space Leases) provided that the Press Release may be reviewed by Seller in writing prior to its release, and Buyer shall not issue the Press Release without incorporation of Seller’s reasonable comments thereto; or

(e) as may be permitted specifically by the terms of this Agreement.

17. “As Is” Sale and Release.

(a) Buyer hereby represents and warrants to Seller that, except with respect to the covenants, representations and warranties of Seller expressly set forth in this Agreement or in any document executed in connection herewith (the “Seller Representations”), Buyer has not entered into this Agreement based upon any representation, warranty, statement or expression of opinion by Seller or any person or entity acting or allegedly acting for or on behalf of Seller with respect to Seller, the Property or the “Condition of the Property” (as hereinafter defined). Buyer acknowledges and agrees that, except for the Seller Representations, the Property shall be sold and conveyed (and accepted by Buyer at Settlement) AS IS, WHERE IS, WITH ALL DEFECTS AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW. EXCEPT FOR THE SELLER REPRESENTATIONS, SELLER MAKES NO REPRESENTATION, WARRANTY OR COVENANT, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER WITH RESPECT TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, REPRESENTATION, WARRANTY OR COVENANT AS TO TITLE, SURVEY CONDITIONS, USE OF THE PROPERTY FOR BUYER’S INTENDED USE, THE CONDITION OF THE PROPERTY, PAST OR PRESENT USE, DEVELOPMENT, INVESTMENT POTENTIAL, TAX RAMIFICATIONS OR CONSEQUENCES, COMPLIANCE WITH LAW, PRESENT OR FUTURE ZONING, THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES, THE AVAILABILITY OF UTILITIES, ACCESS TO PUBLIC ROAD, HABITABILITY, MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE PROPERTY (collectively, the “Condition of the Property”), all of which are, except as otherwise expressly provided in this Agreement, hereby expressly disclaimed by Seller. Except for the Seller Representations, Buyer acknowledges that Seller has made no representation, warranty or covenant as to the Condition of the Property or compliance of the Property with any federal, state, municipal or local statutes, laws, rules, regulations or ordinances including, without limitation, those pertaining to construction, building and health codes, land use, zoning, hazardous substances or toxic wastes or substances, pollutants, contaminants, or other environmental matters. Buyer shall reconfirm the aforesaid acknowledgments in writing as of the date of Settlement.

(b) Buyer further represents and warrants that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction contemplated by this Agreement and that Buyer is not in any disparate bargaining position. Buyer acknowledges and agrees that it has been given, or will be given before the end of the Due Diligence Period, full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without, limitation the Condition of the Property.

(c) Without limiting the above, Buyer on behalf of itself and its successors and assigns waives any rights to recover from, and forever releases and discharges, Seller, Seller’s affiliates, partners, the shareholders, directors, officers, employees and agents of Seller, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any similar environmental state or local statutes, regulations, rules or requirements. The release and waiver set forth in this Section 17(c) is not intended and shall not be construed as (x) affecting or impairing any rights or remedies that Buyer may have against Seller as a result of a breach of any of Seller’s Representations or any of Seller’s obligations under this Agreement which expressly survive the Settlement, or (y) shifting to Buyer any obligation, responsibility or liability for any liability that does not constitute an assumed liability of Buyer.

(d) The provisions of this Section shall survive Settlement and the delivery of the Deed or any expiration or termination of this Agreement without limitation as to time.

18. Arbitration/Mediation. Should there be any controversy, dispute or claim arising out of or in connection with this Agreement (hereinafter a “dispute” or “disputes”), the Parties shall first attempt to settle the matter by mutual negotiations. If these negotiations are unsuccessful, or if it appears to either Party that negotiations are stalled, at either Party’s election: (i) the dispute may be submitted to mediation to be held in Greenville, South Carolina and (ii) in the event the Parties cannot resolve any disputes in mediation, the dispute may be resolved through arbitration. The arbitration shall be (A) held in Greenville, South Carolina and (B) commenced and conducted in accordance with the Rules of the American Arbitration Association, unless the Parties agree to conduct arbitration under a different set of rules.

19. Seller Obligations; Excluded Liabilities. Seller shall take such steps as are necessary to ensure that Buyer is not exposed to liability on account of any Excluded Liabilities. In the event that a claim is brought against Buyer with respect to any Excluded Liability, Seller shall undertake immediate steps to resolve such claims and have the primary liability and obligation of the defense of Buyer in any litigation, arbitration or other proceeding related thereto (the “Assumption”) as follows:

(a) Such defense shall be provided by counsel reasonably satisfactory to Buyer (“Seller’s Counsel”).

(b) Seller shall not be entitled to settle or compromise any claim without Buyer’s consent unless Buyer has been unconditionally released from all liability in connection therewith and such settlement does not subject Buyer to any further risk or liability (civil or criminal).

(c) Seller shall keep Buyer apprised as to the status of such litigation, arbitration or other proceeding.

(d) Seller shall promptly deliver to Buyer copies of all material documents and instruments received or delivered in connection with such litigation, arbitration or other proceeding.

(e) Buyer will reasonably cooperate with Seller in the preparation of such defense, and Seller will reimburse Buyer for any reasonable expenses incurred by Buyer in connection with such cooperation.

(f) Buyer may, at its election and expense, engage separate counsel to participate in such defense (“Buyer’s Counsel”); provided, however that, in the event of any difference in strategy with respect to such defense (including, without limitation, the assertion of counterclaims), Seller’s Counsel will, after consultation with Buyer’s Counsel, determine the actual strategy to be employed.

(g) Notwithstanding the foregoing, in the event the Assumption would result in a conflict of interest, then Buyer shall defend itself in any litigation, arbitration or other proceeding related to any claim brought against Buyer with respect to an Excluded Liability, and Seller will reimburse Buyer for any reasonable expenses incurred by Buyer in connection with such defense.

(h) This Section 19 shall survive Settlement.

20. Miscellaneous.

(a) Except as otherwise specifically provided in this Agreement or any other document executed by Seller in connection with this transaction, including without limitation the representations and warranties set forth in Section 5 hereof, all representations and warranties contained in this Agreement shall terminate at Settlement.

(b) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(c) Formal tender of an executed deed and purchase money is hereby waived.

(d) Seller shall not assign any of its right, title, claim or interest in, to or under this Agreement. Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided, however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder. Notwithstanding the foregoing, Buyer may not assign this Agreement except to a Permitted Assignee (as defined below), provided that Buyer and the Permitted Assignee, as applicable, execute an assignment and assumption agreement pursuant to which the Permitted Assignee expressly assumes all of Buyer’s obligations under this Agreement. A “Permitted Assignee” shall mean any entity directly or indirectly owned or controlled by Buyer or under common control with Buyer or Buyer’s principals.

(e) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and, to the extent herein permitted, assigns.

(f) This Agreement, including the exhibits attached hereto, contains the whole agreement as to the Properties between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale and purchase. This Agreement shall not be altered, amended, changed or modified except in writing executed by the Parties hereto. Except as otherwise set forth herein or in any other document executed by the liable or obligated Party, no representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the Parties hereto nor affect or be effective to interpret, change, or restrict the provisions of this Agreement. Except as expressly set forth herein, the obligations of the Parties hereunder and all other provisions of this Agreement shall not survive the Closing Date or earlier termination of this Agreement.

(g) This Agreement shall be construed in accordance with the laws of the state of South Carolina.

(h) Both Parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

(i) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one original Agreement.

(j) In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing Party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing Party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys’ and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment.

(k) Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States where any of the Properties are located, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the States where any of the Properties are located. The last day of any period of time described herein shall be deemed to end at 8:00 p.m. EST/EDT.

(l) Until the Closing Date or the date that this Agreement is terminated, Seller shall not enter into any other contracts, agreements, discussions or negotiations or continue any discussions or negotiations with any party concerning the proposed sale, lease, or transfer of the Property or which could otherwise prevent Seller from performing its obligations hereunder.

(m) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the term “or” has the inclusive meaning represented by the phrase “and/or”, (v) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (vi) the terms “day” and “days” mean and refer to calendar day(s) and (g) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law (as hereinafter defined) means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(n) With respect to the GHC Property and the GHR Properties, Buyer shall deliver to Seller at the same time Seller delivers a signed copy of this Agreement, one (1) original of the Purchase Agreement Guaranty in the form attached hereto as Exhibit “S”, duly executed by GHS.

[SIGNATURES NEXT PAGE]

IN WITNESS WHEREOF, intending to be legally bound, the Parties have caused this Agreement to be duly executed, under seal, as of the day and year first written above.

Date: July , 2009	SELLER:
GREENVILLE HOSPITAL SYSTEM, a political subdivision organized under the laws of South Carolina By:
Name:
Title:
Date: July , 2009	GREENVILLE HEALTH CORPORATION, a South Carolina corporation By:
Name:
Title:
Date: July , 2009	GHC HEALTH RESOURCES, INC., a South Carolina corporation By:
Name:
Title:
Date: July , 2009	BUYER:
HTA – GREENVILLE, LLC, a Delaware limited liability company By:
Name:
Title:

Escrow Agent hereby joins in the execution of this Agreement for the purposes of acknowledging receipt of the Deposit and agreeing to hold such Deposit in accordance with the terms of this Agreement.

Date: July , 2009	FIRST AMERICAN TITLE INSURANCE COMPANY By:
Name:
Title:

EXHIBIT “A”

PROPERTY ADDRESSES AND LEGAL DESCRIPTIONS

Type of Property	Building Name	Campus	Address	Legal Description
Leasehold	Memorial Medical Office Building	Greenville Memorial Medical Campus	890 West Faris Road Greenville, South Carolina	See Exhibit A-1

Leasehold	Cancer Treatment Center	Greenville Memorial Medical Campus	900 West Faris Road Greenville, South Carolina	See Exhibit A-2

Fee	Center for Family Medicine	Greenville Memorial Medical Campus	877 West Faris Road Greenville, South Carolina	See Exhibit A-3

Fee	Life Center	Greenville Memorial Medical Campus	875 West Faris Road Greenville, South Carolina	See Exhibit A-4

Leasehold	Information Services Building	Greenville Memorial Medical Campus	525 Grove Road Greenville, South Carolina	See Exhibit A-5

Leasehold	Patewood A	Patewood Medical Campus	200 A Patewood Drive Greenville, South Carolina	See Exhibit A-6

Leasehold	Patewood B	Patewood Medical Campus	200 B Patewood Drive Greenville, South Carolina	See Exhibit A-7

Leasehold	Patewood C	Patewood Medical Campus	200 C Patewood Drive Greenville, South Carolina	See Exhibit A-8

Leasehold	Patewood Administration	Patewood Medical Campus	255 Enterprise Boulevard Greenville, South Carolina	See Exhibit A-9

Leasehold	Greer MOB A	Greer Medical Campus	315 Medical Parkway Greer, South Carolina	See Exhibit A-10

Leasehold	Greer MOB B	Greer Medical Campus	325 Medical Parkway Greer, South Carolina	See Exhibit A-11

Fee	Maxwell Pointe	Off-Campus	3909/3907/3917/3911 South Highway 14 Greenville, South Carolina	See Exhibit A-12

Fee	Center for Health (CHOS)	Off-Campus	1020 Grove Road Greenville, South Carolina	See Exhibit A-13

Fee	Traveler’s Rest Family Practice	Off-Campus	9 McElhaney Road Travelers Rest, South Carolina	See Exhibit A-14

Fee	Mills Avenue	Off-Campus	9 Mills Avenue Greenville, South Carolina	See Exhibit A-15

Fee	Cleveland St. MOB	Off-Campus	2-A Cleveland Court Greenville, South Carolina	See Exhibit A-16

LEGAL DESCRIPTIONS

EXHIBIT A-1
MEMORIAL MEDICAL OFFICE BUILDING

Parcel 1
All that certain piece, parcel or tract of land situate, lying and being near the intersection of West Faris Road and Grove Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Memorial MOB” containing 23,290 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Building Footprint for Memorial MOB” prepared by Freeland & Associates, Inc., dated June 5, 2009, drawing no. 61876 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2
The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Memorial MOB”.

EXHIBIT A-2
CANCER TREATMENT CENTER

Parcel 1
All that certain piece, parcel or tract of land situate, lying and being near the intersection of West Faris Road and Grove Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Cancer Treatment Center” containing 19,205 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Cancer Treatment Center” prepared by Freeland & Associates, Inc., dated June 5, 2009, drawing no. 61877 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2
The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Cancer Treatment Center”.

EXHIBIT A-3
CENTER FOR FAMILY MEDICINE

All that certain piece, parcel or tract of land situate, lying and being in the City of Greenville, County of Greenville, State of South Carolina, containing 5.982 acres, more or less, and being shown as “Center For Family Medicine” on plat of survey entitled “ALTA/ACSM Land Title Survey for The Greenville Hospital System Life Center and Center for Family Medicine” prepared by Freeland & Associates, Inc., dated June 4, 2009, revised June 16, 2009, drawing no. 61878 and to be recorded in the Office of the Register of Deeds for Greenville County.

EXHIBIT A-4
LIFE CENTER

All that certain piece, parcel or tract of land situate, lying and being in the City of Greenville, County of Greenville, State of South Carolina, containing 7.031 acres, more or less, and being shown as “Life Center Tract” on plat of survey entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Life Center and Center for Family Medicine” prepared by Freeland & Associates, Inc., dated June 4, 2009, revised June 16, 2009, drawing no. 61878 and to be recorded in the Office of the Register of Deeds for Greenville County.

EXHIBIT A-5
INFORMATION SERVICES BUILDING

Parcel 1
All that certain piece, parcel or tract of land situate, lying and being near the intersection of West Faris Road and Grove Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Information Services” containing 18,829 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Information Services” prepared by Freeland & Associates, Inc., dated June 5, 2009, drawing no. 61880 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2
The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Information Services”.

EXHIBIT A-6
PATEWOOD A

Parcel 1
All that certain piece, parcel or tract of land situate, lying and being near the intersection of Patewood Drive and Pelham Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Patewood MOB ‘A’ “containing 20,411 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Patewood MOB ‘A’ “ prepared by Freeland & Associates, Inc., dated June 3, 2009, revised June 16, 2009, drawing no. 61881 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2
The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Patewood MOB ‘A’ “.

EXHIBIT A-7
PATEWOOD B

Parcel 1
All that certain piece, parcel or tract of land situate, lying and being near the intersection of Patewood Drive and Pelham Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Patewood MOB ‘B’ “containing 30,078 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Patewood MOB ‘B’ “ prepared by Freeland & Associates, Inc., dated June 3, 2009, drawing no. 61882 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2
The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Patewood MOB ‘B’ “.

EXHIBIT A-8
PATEWOOD C

Parcel 1

All that certain piece, parcel or tract of land situate, lying and being near the intersection of Patewood Drive and Pelham Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Patewood MOB ‘C’ “containing 30,065 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Patewood MOB ‘C’ “ prepared by Freeland & Associates, Inc., dated June 3, 2009, drawing no. drawing no. 61883 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2

The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Patewood MOB ‘C’ “.

EXHIBIT A-9
PATEWOOD ADMINISTRATION

Parcel 1

All that certain piece, parcel or tract of land situate, lying and being near the intersection of Patewood Drive and Pelham Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Patewood Service Center” containing 62,194 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Patewood Service Center” prepared by Freeland & Associates, Inc., dated June 3, 2009, drawing no. 61884 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2

The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Patewood Service Center”.

EXHIBIT A-10
GREER MOB A

Parcel 1
All that certain piece, parcel or tract of land situate, lying and being near Buncombe Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Greer MOB ‘A’ (315)” containing 14,892 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Greer MOB ‘A’ “ prepared by Freeland & Associates, Inc., dated June 3, 2009, drawing no. 61885 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2
The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Greer MOB ‘A’ “.

EXHIBIT A-11
GREER MOB B

Parcel 1
All that certain piece, parcel or tract of land situate, lying and being near Buncombe Road in the County of Greenville, State of South Carolina, being shown as “Building Footprint Greer MOB ‘B’ (325)” containing 14,897 square feet as shown on plat entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Greer MOB ‘B’ “ prepared by Freeland & Associates, Inc., dated June 3, 2009, drawing no. 61886 and to be recorded in the Office of the Register of Deeds for Greenville County.

Parcel 2
The building situate on the land described in Parcel 1 above being shown and designated on said plat as “Greer MOB ‘B’ “.

EXHIBIT A-12
MAXWELL POINTE

All that certain piece, parcel or tract of land situate, lying and being in the County of Greenville, State of South Carolina, containing 5.058 acres, more or less, as shown on plat of survey entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Maxwell Pointe” prepared by Freeland & Associates, Inc., dated June 2, 2009, drawing no. 61889 and to be recorded in the Office of the Register of Deeds for Greenville County.

EXHIBIT A-13
CENTER FOR HEALTH (CHOS)

All that certain piece, parcel or tract of land situate, lying and being in the County of Greenville, State of South Carolina, containing 1.082 acres, more or less, as shown and designated on plat of survey entitled, “ALTA/ACSM Land Title Survey for The Greenville Hospital System Center for Health” prepared by Freeland & Associates, Inc., dated June 3, 2009, drawing no. 61890 and to be recorded in the Office of the Register of Deeds for Greenville County.

EXHIBIT A-14
TRAVELER’S REST FAMILY PRACTICE

All that certain piece, parcel or tract of land situate, lying and being on the southeastern side of McElhaney Road, in the County of Greenville, State of South Carolina, containing 5.506 acres, more or less, as shown on plat of survey entitled, “ALTA/ACSM Land Title Survey For The Greenville Hospital System, Travelers Rest Family Practice” prepared by Freeland & Associates, Inc., dated June 2, 2009, drawing no. 61891 and to be recorded in the Office of the Register of Deeds for Greenville County.

EXHIBIT A-15
MILLS AVENUE

All that certain piece, parcel or lot of land situate, lying and being on the southern side of Mills Avenue (US Hwy 29 Business), containing 0.647 acres as shown on plat of survey entitled, “ALTA/ACSM Land Title Survey For The Greenville Hospital System (Christie Group), prepared by Freeland & Associates, Inc., dated June 3, 2009, drawing no. 61892 and to be recorded in the Office of the Register of Deeds for Greenville County.

EXHIBIT A-16
CLEVELAND ST. MOB

All that certain piece, parcel or lot of land situate, lying and being in the City and County of Greenville, State of South Carolina, containing 0.468 acres as shown on plat of survey entitled, “ALTA/ACSM Land Title Survey of Lot 1 Professional Park on Cleveland Street for The Greenville Hospital System (Cleveland Street)” prepared by Freeland & Associates, Inc., dated June 2, 2009, drawing no. 61893 and to be recorded in the Office of the Register of Deeds for Greenville County.

EXHIBIT “B”

EXCLUDED PERSONAL PROPERTY

[SUBJECT TO ONGOING BUYER REVIEW AND SUBJECT TO AMENDMENT BY THE PARTIES DURING THE DUE
DILIGENCE PERIOD]

Property	Excluded Personal Property
Memorial Medical Office Building
All furniture, including but not
limited to, all furnishings, ranges,
refrigerators, awnings, shades,
screens, blinds, lamps, carpeting,
artwork, office equipment and other
furnishings and all, lighting,
cooking, laundry, refrigerating,
telephone systems, televisions and
television systems, audio systems,
and computer systems

Cancer Treatment Center	TBD DURING DUE DILIGENCE PERIOD

Center for Family Medicine	TBD DURING DUE DILIGENCE PERIOD

Life Center	TBD DURING DUE DILIGENCE PERIOD

Information Services Building
All furniture, including but not
limited to, all furnishings, ranges,
refrigerators, awnings, shades,
screens, blinds, lamps, carpeting,
artwork, office equipment and other
furnishings and all, lighting,
cooking, laundry, refrigerating,
telephone systems, televisions and
television systems, audio systems,
and computer systems

Patewood A
All furniture, including but not
limited to, all furnishings, ranges,
refrigerators, awnings, shades,
screens, blinds, lamps, carpeting,
artwork, office equipment and other
furnishings and all, lighting,
cooking, laundry, refrigerating,
telephone systems, televisions and
television systems, audio systems,
and computer systems

Patewood B	TBD DURING DUE DILIGENCE PERIOD

Patewood C	TBD DURING DUE DILIGENCE PERIOD

Patewood Administration
All furniture, including but not
limited to, all furnishings, ranges,
refrigerators, awnings, shades,
screens, blinds, lamps, carpeting,
artwork, office equipment and other
furnishings and all, lighting,
cooking, laundry, refrigerating,
telephone systems, televisions and
television systems, audio systems,
and computer systems

Greer MOB A 315	TBD DURING DUE DILIGENCE PERIOD

Greer MOB B 325	TBD DURING DUE DILIGENCE PERIOD

Maxwell Pointe
All furniture, including but not
limited to, all furnishings, ranges,
refrigerators, awnings, shades,
screens, blinds, lamps, carpeting,
artwork, office equipment and other
furnishings and all, lighting,
cooking, laundry, refrigerating,
telephone systems, televisions and
television systems, audio systems,
and computer systems

Center for Health (CHOS)	TBD DURING DUE DILIGENCE PERIOD

Traveler’s Rest Family Practice
All furniture, including but not
limited to, all furnishings, ranges,
refrigerators, awnings, shades,
screens, blinds, lamps, carpeting,
artwork, office equipment and other
furnishings and all, lighting,
cooking, laundry, refrigerating,
telephone systems, televisions and
television systems, audio systems,
and computer systems

Mills Avenue
All furniture, including but not
limited to, all furnishings, ranges,
refrigerators, awnings, shades,
screens, blinds, lamps, carpeting,
artwork, office equipment and other
furnishings and all, lighting,
cooking, laundry, refrigerating,
telephone systems, televisions and
television systems, audio systems,
and computer systems

Cleveland St. MOB
All furniture, including but not
limited to, all furnishings, ranges,
refrigerators, awnings, shades,
screens, blinds, lamps, carpeting,
artwork, office equipment and other
furnishings and all, lighting,
cooking, laundry, refrigerating,
telephone systems, televisions and
television systems, audio systems,
and computer systems

EXHIBIT “C”

LEASES

[TO BE CONFIRMED AND REVISED DURING DUE DILIGENCE PERIOD]

Property Name	Tenant	Square Footage	Lease Term
Cancer Treatment Center	AOR Management Company of Virginia d/b/a Cancer Centers of the Carolinas	31,839	01/01/09 to 09/30/13

Cancer Treatment Center	S.C. Dept of Health and Environmental Control	128	12/01/01 to 06/30/09

Center for Family Medicine	Carolina Cardiology Consultants, P.A.	18,285	11/01/07 to 10/31/12

Patewood A	Greenville Endoscopy Center, Inc.	7,669	08/20/07 to 08/19/17

Patewood A	Mediquip, Inc.	180	03/14/08 to 03/13/13

Patewood A	Carolina Cornea and Laser Center	10,419	02/26/06 to 02/26/16

Patewood A	Gastroenterology Associates PA	18,912	10/08/07 to 10/07/12

Patewood A	Greenville E.N.T. Associates, P.A.	14,064	04/01/06 to 03/31/11

Patewood C	Greenville Pivatal Therapy	14,840	11/06/07 to 05/31/13

Greer MOB A 315	Proaxis Therapy, LLC	3,528	07/01/08 to 06/31/13

Greer MOB A 315	Carolina Cardiology Consultants, PA	9,903	07/14/08 to 07/13/13

Greer MOB B 325	Internal Medicine of Greer, PA	9,709	08/01/08 to 07/31/13

Center for Health (CHOS)	Greenville Pivatal Therapy, LLC	5,000	06/01/05 to 05/31/13

EXHIBIT “D”

ALLOCATED PURCHASE PRICE

The Parties shall mutually agree to adjustments to the allocation based on alterations to square footage in the Space Leases or lease terms under the Space Leases or otherwise.

Property	Purchase Price per
Property
Memorial Medical Office Building	$18,950,000
Cancer Treatment Center	$20,680,000
Center for Family Medicine	$6,760,000
Life Center	$11,350,000
Information Services Building	$10,100,000
Patewood A	$11,870,000
Patewood B	$18,850,000
Patewood C	$23,410,000
Patewood Administration	$20,410,000
Greer MOB A 315	$4,260,000
Greer MOB B 325	$4,160,000
Maxwell Pointe	$5,475,000
Center for Health (CHOS)	$2,000,000
Traveler’s Rest Family Practice	$1,585,000
Mills Avenue	$1,120,000
Cleveland St. MOB	$650,000

$161,630,000

EXHIBIT “E”

ESCROW AGREEMENT

TO BE ATTACHED

EXHIBIT “F”

SPACE LEASES

At Settlement, Seller shall lease from Buyer space at the following Properties for space of not less than the square footage set forth below for each such Property pursuant to the Space Leases. Each Space Lease will include an annual rental escalation of two percent (2%).

Each Space Lease will also include a provision that (A) if, on the date of any annual rental escalation (the “Rent Escalation Date”), the then-current credit rating for GHS by any two (2) or more of the three (3) credit rating agencies is below: (i) A3 in the case of Moody’s; (ii) A- in the case of Standard & Poor’s; or (iii) A in the case of Fitch, then the rental escalation for that year will be three percent (3%) rather than two percent (2%) (a “Rent Escalation Adjustment”) and (B) following any Rent Escalation Adjustment, the annual rental escalation under the Space Leases shall continue to be 3% per year for all years until such time as, on a Rent Escalation Date, the credit ratings for GHS by all three (3) credit rating agencies are (x) at or above (I) A1 in the case of Moody’s; (II) A+ in the case of Standard & Poor’s; and (III) A+ in the case of Fitch, at which time the annual rent escalation shall be two and one half percent (2.5%) and (y) at or above (I) Aa3 in the case of Moody’s; (II) AA- in the case of Standard & Poor’s; and (III) AA- in the case of Fitch, at which time the annual rent escalation shall return to two percent (2%).

Additionally, the Endowment Fund of the Greenville Hospital System, Inc. shall at all times be a co-obligor of all Space Lease obligations of Seller (other than payment obligations which have been accelerated, although the foregoing shall not limit any right to accelerate any obligations and enforce the same as permitted in such Space Leases) in its capacity as tenant under the Space Leases (as well as any space lease obligations under future space leases between Buyer and Seller). Notwithstanding the foregoing, the annual rental escalation (if any and in whatever amounts) during any extension periods under the Space Leases shall be agreed upon by Buyer and Seller as part of the collective determination of “fair market value” rent which shall be applicable to such extension periods, prior to the effectiveness of any such extensions.

If, at any time after the annual rent escalation is increased (either to two and one half percent (2.5%) or to three percent (3%), the credit ratings are subsequently downgraded in the manner described herein, the provisions of this section shall apply to any and all such future downgrades.

The parties acknowledge and agree that if (i) at any time that the Space Leases are in effect, one or more of the credit rating agencies referenced herein cease to exist or provide credit ratings for the purposes referenced herein, or (ii) the credit rating system or underlying criteria used to determine credit ratings by the credit rating agencies changes, the Parties shall cooperate in good faith to replace the provisions set forth herein with comparable provisions that provide Buyer and Seller with rights substantially similar to the rights set forth herein.

Property Name	Square Footage of Seller’s	Term (years)
	Lease
Memorial Medical Office Building	92,293	15

Cancer Treatment Center	73,468	15

Center for Family Medicine	21,503	10

Life Center	61,524	15

Information Services Building	59,519	15

Patewood A	55,651	15

Patewood B	48,431	15

Patewood C	94,767	15

Patewood Administration	121,319	15

Greer MOB A 315	11,510	15

Greer MOB B 325	14,508	15

Maxwell Pointe	29,329	15

Center for Health (CHOS)	7,100	10

Traveler’s Rest Family Practice	7,800	15

Mills Avenue	7,772	10

Cleveland St. MOB	4,406	10

EXHIBIT “G”

SELLER’S MATERIALS

For each Property, Seller shall provide, to the extent available to Seller, the following to Buyer:

1.	Corporate-level financial statements for Seller for the years 2005, 2006, 2007, 2008, and partial-year 2009

2.	Personal Property Inventory

3.	Service Contracts

4.	Property Tax Bills

5.	Phase I Environmental Reports

6.	Phase II Environmental Reports

7.	Engineering/Property Condition Reports

8.	Appraisal on Hillcrest Sleep Lab

9.	Site/Floor/Building Plans

10.	Certificate of Occupancy

11.	Original Property Photos;

12.	REA (Declarations) (if any)

13.	Property Insurance Certificates

14.	Evidence of Flood Plain Insurance

15.	Schedule of Litigation

16.	Roof/Parking Information

17.	Building Permits and Warranties

18.	Easement and Parking Agreements

19.	Life Safety/ADA Compliance Reports

20.	Tenant Leases (including all amendments, exhibits and correspondence)

EXHIBIT “H”

SERVICE CONTRACTS

BUYER AND SELLER TO AGREE UPON DURING DUE DILIGENCE

EXHIBIT “I”

COMPLETION OBLIGATIONS

SELLER TO PROVIDE DURING DUE DILIGENCE

Building/Location	Lease/Document	Description of Work	Responsible Party	Completion	Estimated
				Obligation (i.e.,	Completion
				total cost required	Date
to complete the
work)

EXHIBIT “J”

COMMISSIONS AND OTHER COMPENSATION

NONE

EXHIBIT “K”

INSURANCE

1. Fireman’s Fund Portfolio Policy Number S 60 MXX 808960029 with an inception date of October 1, 2008;

2. Continental Casualty Company Policy Number HMU 2097454451-1 with an inception date of October 1, 2008); and

3. Fireman’s Fund Portfolio Policy Number S 60 MXX 80880002 with an inception date of October 1, 2007

EXHIBIT “L”

DEED

STATE OF SOUTH CAROLINA )

) TITLE TO REAL ESTATE

COUNTY OF GREENVILLE ) (Special Warranty)

KNOW ALL MEN BY THESE PRESENTS, that GREENVILLE HOSPITAL SYSTEM, a political subdivision organized under the laws of South Carolina (“Grantor”) in the State aforesaid, for and in consideration of the sum of [$     ] and other good and valuable consideration to us in hand paid at and before the sealing of these Presents by HTA GREENVILLE, LLC, a Delaware limited liability company (“Grantee”), in the State aforesaid, the receipt whereof is hereby acknowledged, has granted, bargained, sold and released, and by these Presents does grant, bargain, sell, and release unto the said Grantee, subject to the Permitted Exceptions set forth on Exhibit “B” attached hereto, the following described property (the “Property”), to-wit:

SEE EXHIBIT “A” ATTACHED HERETO
AND INCORPORATED HEREIN BY REFERENCE FOR LEGAL DESCRIPTION

Property tax map number(s):
Address of Grantee	:	16427 N. Scottsdale Road, Suite 440

Scottsdale, Arizona 85254

This is the same property conveyed to the Grantor(s) by        by deed dated      and recorded on       , in Deed Book       , at Page       .

TOGETHER WITH, all and singular, the rights, members, hereditaments and appurtenances to the Property belonging or in any way incident or appertaining, including but not limited to, all improvements of any nature located on the Property and all easements and rights-of-way appurtenant thereto.

TO HAVE AND TO HOLD, subject to the Permitted Exceptions set forth on Exhibit “B” attached hereto, all and singular, the said Property before mentioned unto the said Grantee, its successors and assigns, forever.

AND, subject to the Permitted Exceptions set forth on Exhibit “B” attached hereto, Grantor hereby binds Grantor and Grantor’s successors and assigns to warrant and forever defend, all and singular, the property before mentioned unto the said Grantee, its successors and assigns, against itself and its successors and assigns, claiming the same or any part thereof.

WITNESS our Hands and Seals this        day of        2009.

Book       , at Page       .

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF: Witness #1 Witness #2	GREENVILLE HOSPITAL SYSTEM, a political subdivision organized under the laws of South Carolina By: Name: Title:

STATE OF COUNTY OF	) ) )	ss

This instrument was acknowledged before me this        day of      , 2009, by Greenville Hospital System, a political subdivision organized under the laws of South Carolina, by      , its       .

       (SEAL)
Notary Public for
My commission expires:

EXHIBIT “A”
Legal Description

EXHIBIT “B”
Permitted Exceptions

STATE OF SOUTH CAROLINA COUNTY OF	) )	AFFIDAVIT	Date of Transfer of Title , 2009

PERSONALLY appeared before me the undersigned, who being duly sworn, deposes and says:

1.	I have read the information on this Affidavit and I understand such information.

2.	The property is being transferred by Greenville Hospital System {or other appropriate Seller} a political subdivision organized under the laws of South Carolina (Grantor) to HTA – GREENVILLE, LLC, a Delaware limited liability company (Grantee) on , 2009.

3.	The DEED is (check one of the following)

(a)       X       subject to the deed recording fee as a transfer for consideration paid or to be paid in money or money’s worth.

(b)        subject to the deed recording fee as a transfer between a corporation, a partnership, or other entity and a stockholder, partner, or owner of the entity, or is a transfer to a trust or as distribution to a trust beneficiary.

(c)        EXEMPT from the deed recording fee because (exemption# and explanation required): N/A

(If exempt, please skip items 4-6, and go to item 7 of this affidavit).

4.	Check one of the following if either item 3(a) or item 3(b) above has been checked.

(a)       X       The fee is computed on the consideration paid or to be paid in money or money’s worth in the amount of $     .

(b)        The fee is computed on the fair market value of the realty which is $N/A.

(c)        The fee is computed on the fair market value of the realty as established for property tax purposes which is $N/A.

5.	Check YES or NO—X to the following: A lien or encumbrance existed on the land, tenement, or realty before the transfer and remained on the land, tenement, or realty after the transfer. If “YES”, the amount of the outstanding balance of this lien or encumbrance is $N/A.

6.	The DEED Recording Fee is computed as follows:

(a) The amount listed in item 4 above: $     .00

(b) The amount listed in item 5 above (no amount place zero): $0.00

(c) Subtract Line 6(b) from Line 6(a) and place the result. $     .00

7.	As required by Code Section 12-24-70, I state that I am a responsible person who was connected with the transaction as: Grantor

8.	I understand that a person required to furnish this affidavit who willfully furnishes a false or fraudulent affidavit is guilty of a misdemeanor and, upon conviction, must be fined not more than one thousand dollars or imprisoned not more than one year, or both.

GRANTOR:

Greenville Hospital System {or other appropriate Seller}, a political subdivision organized under the laws of South Carolina

By:
Name:
Title:

Sworn to before me this        day of        2009

       (SEAL)
Notary Public for the State of South Carolina
My Commission Expires:

EXHIBIT “M”

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Greenville Hospital System, a political subdivision organized under the laws of South Carolina (“Seller”), for good and valuable consideration paid to Seller by HTA-Greenville, LLC, a Delaware limited liability company (“Buyer”), the receipt and sufficiency of which are hereby acknowledged, does hereby grant, bargain, sell, convey, transfer and deliver unto Buyer all the personal property owned by Seller currently located on or about the property described on Exhibit A except for those items specifically excluded and listed on Exhibit B (the “Personal Property”).

TO HAVE AND TO HOLD the Personal Property unto Buyer, its successors and assigns forever.

The Personal Property is sold to Buyer “AS IS,” with all faults, and “WHERE IS. Effective as of the date of this Bill of Sale, Seller shall have no obligation to insure or protect the Personal Property, and Buyer hereby releases Seller, its affiliated corporations and companies and their employees and agents of and from all loss or damage to the Personal Property occurring after the date of this Bill of Sale.

EXCEPT AS SPECIFICALLY PROVIDED IN THIS BILL OF SALE, SELLER DISCLAIMS ALL OTHER EXPRESS WARRANTIES AND IMPLIED WARRANTIES (INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO THE EQUIPMENT.

IN WITNESS WHEREOF, this Bill of Sale is executed effective as of the        day of      , 2009.

Greenville Hospital System, a political subdivision
organized under the laws of South Carolina
By: Name: Title:

EXHIBIT A TO BILL OF SALE

EXHIBIT “N”

ASSIGNMENT OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made this        day of      , 2009, by GREENVILLE HOSPITAL SYSTEM, a political subdivision organized under the laws of South Carolina (“Assignor”), in favor of       , LLC, a Delaware limited liability company (“Assignee”).

Assignor and HTA-Greenville, LLC, a Delaware limited liability company (“HTA”), Assignee’s predecessor-in-interest, have entered into that certain Agreement of Sale and Purchase dated      , 2009 (the “Agreement”), pursuant to which HTA agreed to purchase the real property and improvements described in the Leases (defined below) (the “Property”) from Assignor and Assignor agreed to sell the Property to HTA, on the terms and conditions contained therein. All of HTA’s acquisition rights and obligations under the Agreement were subsequently assigned to, and assumed by, Assignee.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby conveys, transfers and assigns to Assignee all of Assignor’s right, title and interest in, to and under those certain leases by and between Assignor and the tenants listed on Exhibit “A” attached hereto and made a part hereof by reference (the “Leases”), covering the property described on Exhibit “B” attached hereto and made a part hereof by reference (hereinafter the “Property”), together with any and all rights, title, estates and interests of Assignor in and to any guaranties of Leases.

Assignor hereby agrees to defend and reimburse Buyer for any claims or costs arising out of or resulting from any breach or default by Assignor under the terms of the Leases arising prior to the date hereof. Seller acknowledges and agrees that any such claims or costs constitute “Excluded Liabilities” as defined in the Agreement, and all provisions relating to such Excluded Liabilities in the Agreement are incorporated herein by reference.

Assignee accepts the foregoing assignment and assumes and shall pay, perform and discharge, as and when due, all of the agreements and obligations of Assignor under the Leases and agrees, on and subsequent to the date noted above, to be bound by all of the terms and conditions of the Leases.

Assignee and HTA shall indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from any breach or default by Assignee of any and all assumed obligations or agreements under the terms of the Leases and this Assignment, arising on or after the date noted above.

In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including, without limitation, reasonable attorneys’ fees and costs.

The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively, shall survive the “Settlement” under and as defined in the Agreement, and shall be governed by the law of the State of South Carolina.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature and acknowledgement pages of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) and acknowledgement(s) thereon, provided such signature and acknowledgement pages are attached to another counterpart identical thereto except having additional signature and acknowledgement pages executed and acknowledged by other parties to this Assignment.

IN WITNESS WHEREOF, Assignor, Assignee and HTA have caused their duly authorized representatives to execute this Assignment as of the date first above written.

Assignor:	Assignee:
Greenville Hospital System, a political subdivision organized under the laws of South Carolina By: Name: Title:	, LLC, a Delaware limited liability company By: Name: Title:
HTA-GREENVILLE, LLC, a Delaware limited liability company By: Name: Title:

Exhibit A to Assignment of Lease

List of Leases

[TO BE ADDED]

Exhibit B to Assignment of Lease

List of Properties

[TO BE ADDED]

EXHIBIT “O”

ASSIGNMENT OF INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLES (this “Assignment”) dated as of      , 2009 is between GREENVILLE HOSPITAL SYSTEM, a political subdivision organized under the laws of South Carolina (“Assignor”) and       , a Delaware limited liability company (“Assignee”).

Assignor has entered into certain service contracts which affect the Property (as defined below), which service contracts are described in Schedule I attached hereto (the “Contracts”).

Assignor and HTA-Greenville, LLC, a Delaware limited liability company (“HTA”), Assignee’s predecessor-in-interest, have entered into that certain Agreement of Sale and Purchase dated      , 2009 (the “Agreement”), pursuant to which HTA agreed to purchase the real property and improvements described therein (the “Property”) from Assignor and Assignor agreed to sell the Property to HTA, on the terms and conditions contained therein. All of HTA’s acquisition rights and obligations under the Agreement were subsequently assigned to, and assumed by, Assignee.

Pursuant to the Agreement, Assignor desires to assign its interest in the Contracts, as well as the Warranties, Permits, Plans, Trade names, Reports and Intangible Property (each as defined in the Agreement”) (collectively, including the Contracts, the “Assigned Interests”) and to the Assignee, and Assignee desires to accept the assignment thereof, on the terms and conditions set forth below.

ACCORDINGLY, the parties hereto agree as follows:

As of the date on which the Property is conveyed to Assignee pursuant to the Agreement (the “Conveyance Date”), Assignor hereby assigns to Assignee all of its right, title and interest in and to the Assigned Interests.

Assignor hereby agrees to defend and reimburse Buyer for any claims or costs originating prior to the Conveyance Date and arising out of Assignor’s obligations under the Assigned Interests. Seller acknowledges and agrees that any such claims or costs constitute “Excluded Liabilities” as defined in the Agreement, and all provisions relating to such Excluded Liabilities in the Agreement are incorporated herein by reference.

As of the Conveyance Date, Assignee hereby assumes all of Assignor’s obligations under the Assigned Interests and agrees to indemnify Assignor against and hold Assignor harmless from any and all Claims originating on or subsequent to the Conveyance Date and arising out of the Assignee’s obligations under the Assigned Interests.

In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including, without limitation, reasonable attorneys’ fees and costs.

This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Assignor and Assignee have executed this Agreement as of the day and year first written above.

Assignor:	Assignee:
Greenville Hospital System, a political subdivision organized under the laws of South Carolina By: Name: Title:	, LLC, a Delaware limited liability company By: Name: Title:
HTA-GREENVILLE, LLC, a Delaware limited liability company By: Name: Title:

SCHEDULE I
to
Assignment of Contracts

(List of Contracts)

EXHIBIT “P”

TENANT NOTIFICATION LETTER

, 2009
HAND DELIVERED
TO:	All Tenants at [ ] (the “Property”)

RE:	Notification Regarding Change of Ownership

This letter is to notify you, as a Tenant of the Property, that the Property has been sold by [      ] (“Seller”) to [      ] (“Buyer”). As of the date hereof, your Lease has been assigned by Seller to Buyer. From the date of this letter, any and all unpaid rent as well as all future rent, or any other amounts due under the terms of your Lease, shall be directed as follows:

As part of the sale, the refundable tenant deposits, if any, actually held by Seller with respect to the Property have been transferred to, and Seller’s obligations with respect to such deposits have been assumed by, Buyer as of the date of this letter. Any and all payments of rent (or other sums due under your Lease) hereafter paid to any party other than Buyer shall not relieve you of the obligation of making said payment to Buyer.

SELLER:
_______________________________________,
a
By:	__________________________________
Name: Title:

EXHIBIT “Q”

TRANSFEROR’S CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity that has legal title to a U.S. real property interest under local law, and not the disregarded entity itself, is treated as the transferor of the property. To inform [      , a       ] (“Transferee”), that withholding of tax, will not be required upon the transfer of a U.S. real property interest to Transferee by [      ] (“Transferor”), the undersigned hereby certifies pursuant to this Transferor’s Certification of Non-Foreign Status (this “Certification”) the following on behalf of Transferor:

(a)	Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

(b)	Transferor is not a disregarded entity as defined in Income Tax Regulation § 1.1445-2(b)(2)(iii);

(c)	Transferor’s United States employer or tax (social security) identification number is ; and

(d)	Transferor’s office address is .

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

Transferor hereby agrees to indemnify, defend and hold the Transferee harmless from and against any and all obligations, liabilities, claims, losses, actions, causes of action, rights, demands, damages, costs and expenses of every kind, nature or character whatsoever (including, without limitation, reasonable attorneys’ fees and court costs) incurred by the Transferee as a result of: (i) the Transferor’s failure to pay U.S. Federal income tax which the Transferor is required to pay under applicable U.S. law; or (ii) any false or misleading statement contained herein.

All entities constituting Transferor hereunder shall be jointly and severally liable for the faithful performance of the terms and conditions hereof to be performed by Transferor.

Under penalty of perjury I declare that I have examined this Certification and, to the best of my knowledge and belief, it is true and correct and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

Date: , 200
[
a ]
By:	______________________________
Name: Title:

EXHIBIT “R”

CURRENT IMPROVEMENT PROJECTS

SELLER TO PROVIDE DURING DUE DILIGENCE

EXHIBIT “S”

PURCHASE AGREEMENT GUARANTY

THIS PURCHASE AGREEMENT GUARANTY (this “Guaranty”) is given this        day of      , 2009, by GREENVILLE HOSPITAL SYSTEM, a political subdivision organized under the laws of South Carolina (“GHS” or “Guarantor”), to HTA – GREENVILLE, LLC, a Delaware limited liability company (“Buyer”), with respect to the following recitals:

R E C I T A L S

A. Greenville Health Corporation (“Greenville Health”), a South Carolina not-for-profit corporation and GHC Health Resources, Inc. (“GHC”), a South Carolina corporation (each an “Affiliated Seller” and collectively, the “Affiliated Sellers”), together with GHS, in its capacity as a seller and Buyer have entered into that certain Agreement of Sale and Purchase dated     , 2009 (the “Purchase Agreement”).

B. Affiliated Sellers are the owner and seller of the properties conveyed under the Purchase Agreement listed on Schedule 1 attached hereto (each, a “Guaranteed Property” and collectively, the “Guaranteed Properties”). Terms used and not otherwise defined in this Guaranty shall have the meanings given thereto in the Purchase Agreement. This is the Guaranty contemplated by the Purchase Agreement.

B. Guarantor, as the direct or indirect parent of Affiliated Sellers, is deriving substantial consideration from the sale of the Properties to Buyer, and is executing and delivering this Guaranty to induce Buyer to acquire the Properties. This Guaranty is a material portion of the consideration to be received by the Buyer pursuant to the Purchase Agreement. But for this Guaranty, Buyer would not have entered into the Purchase Agreement or acquired the Properties.

A G R E E M E N T

NOW, THEREFORE, for and in consideration of the foregoing Recitals (which are incorporated herein by this reference), the mutual covenants and agreements contained in this Guaranty, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by the Guarantor, Guarantor hereby agrees as follows:

1. Guarantor absolutely, unconditionally and irrevocably guarantees and promises to perform, pay and be liable, without deduction, setoff or counterclaim, for any and all duties, obligations and liabilities of the Affiliated Sellers (collectively, the “Guaranteed Obligations”), no matter how arising, in any way related to or arising out of the Purchase Agreement or any other agreements entered into by Buyer and any Affiliated Seller in connection therewith (each, a “Purchase Document” and collectively, the “Purchase Documents”). If an Affiliated Seller shall at any time default in the punctual payment, performance or observance of any of the Guaranteed Obligations, Guarantor shall also pay to Buyer all reasonable and necessary incidental damages and expenses incurred by Buyer as a direct and proximate result of such Affiliated Seller’s failure to pay, keep, perform or observe such Guaranteed Obligations, which expenses shall include reasonable attorneys’ fees and interest on all sums due and owing Buyer by reason of such Affiliated Seller’s failure to pay same, at the maximum rate allowed by law.

2. This Guaranty is, and is intended to be, an absolute, unconditional, irrevocable and continuing guaranty which shall not be affected by any act or thing whatsoever except as herein provided, and which shall be independent of and in addition to any other guaranty, endorsement or collateral held by Buyer.

3. Buyer may from time to time enforce this Guaranty against Guarantor without being required first to proceed or exhaust its remedies against the Affiliated Sellers or any other person or resorting to any other means of obtaining payment or performance.

4. To the fullest extent permitted by law, Guarantor hereby waives any and all suretyship and any and all other rights or defenses arising by reason of any law related to enforcement by Buyer of the Guaranteed Obligations. Without limiting the foregoing, Guarantor agrees that until the Guaranteed Obligations are paid and performed in full, Guarantor shall not be released by or because of: (i) any act or event which might otherwise discharge, reduce, limit or modify the Guaranteed Obligations; (ii) any waiver, extension, modification, forbearance, delay or other act or omission of Buyer, or its failure to proceed promptly or otherwise as against Guarantor; (iii) any action, omission or circumstance which might increase the likelihood that Guarantor may be called upon to perform under this Guaranty or which might affect the rights or remedies of any Guarantor as against Buyer or Affiliated Sellers; or (iv) any dealings occurring at any time between Guarantor and Buyer, relating to the transaction contemplated herein or otherwise, including, without limitation, any change, amendment, modification or supplement to, or waiver or release of any provisions of, the Purchase Document or any other pertinent document or agreement. Guarantor authorizes Buyer, without notice, demand or its consent, and without affecting its liability hereunder, from time to time to: (a) compromise, extend or otherwise change the terms of any of the Guaranteed Obligations, (b) take and hold security for the payment of the Guaranteed Obligations, and exchange, enforce, waive, and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Buyer in its reasonable discretion may determine in order to satisfy the Guaranteed Obligations. Guarantor waives any right to require the marshalling of assets of Affiliated Sellers, or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations. Guarantor is informed of, and agrees that it will continue to keep itself informed of, the financial condition of Affiliated Sellers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment or nonperformance of the Guaranteed Obligations. Further, Guarantor hereby waives notice of any change, amendment, supplement, waiver or release, and further agrees that Guarantor’s duties, obligations and liabilities hereunder shall be unconditional and shall not be subject to any defense, setoff or counterclaim whatsoever, or any other act, omission or circumstance whatsoever which might constitute a legal or equitable discharge of a surety or guarantor.

5. The liability of Guarantor hereunder shall in no way be affected by: (a) the release or discharge of any Affiliated Seller in any creditor’s, receivership, bankruptcy or other proceeding; (b) the impairment, limitation or modification of the liability of any Affiliated Seller or the estate of any Affiliated Seller in bankruptcy, or of any remedy for the enforcement of any Affiliated Seller’s liability under any Purchase Document resulting from the operation of any present or future provision of any bankruptcy or insolvency code, or any amendments thereto, or other statute or from the decision of any court (and no stay in any such action shall affect, stay or release Guarantor from the Guaranteed Obligations); (c) the rejection or disaffirmance of any Purchase Document in any such proceedings; (d) the assignment, encumbrance or transfer of any Purchase Document by any Affiliated Seller; (e) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of any Affiliated Seller or any other person; (f) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of any Affiliated Seller or the subrogation, reimbursement, indemnification or contribution rights of Guarantor; (g) the cessation from any cause whatsoever of the liability of any Affiliated Seller other than the full and complete payment, performance and observance of all of such Affiliated Seller’s duties, obligations and liabilities under any Purchase Document; (h) the exercise by Buyer of any of its rights or remedies under any Purchase Document or by law.

6. Guarantor unconditionally waives any defense to the enforcement of this Guaranty based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal.

7. Guarantor unconditionally waives any defense to the enforcement of this Guaranty based on the lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Buyer, Guarantor or any principal of Buyer or Guarantor or any defect in the formation of Buyer, Guarantor or any principal of Buyer or Guarantor as a legal entity.

8. Should Buyer be obligated by any bankruptcy or other law to repay or refund to a Affiliated Seller, or any trustee, receiver or other representative of a Affiliated Seller, any amounts previously paid by such Affiliated Seller to Buyer pursuant to the terms and conditions of any Purchase Document, this Guaranty shall apply and be reinstated with respect to any such repayments and refunds. Guarantor shall not commence, or join with any other person in commencing, any bankruptcy, reorganization or insolvency proceeding against an Affiliated Seller. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Affiliated Seller, or by any defense which such Affiliated Seller may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

9. All monies or other property of Guarantor at any time in Buyer’s possession may be held by Buyer as security for any and all Guaranteed Obligations no matter how or when arising, whether absolute or contingent, whether due or to become due. The Guaranteed Obligations shall not be considered fully paid, performed and discharged unless and until all payments to Buyer are no longer subject to any right on the part of any person whomsoever, including, without limitation, an Affiliated Seller, as a debtor-in-possession, and/or any trustee or receiver in bankruptcy, to set aside such payments or seek to recoup the amount of such payments, or any part thereof. If any such payments to Buyer are set aside after the making thereof, in whole or in part, or settled without litigation, to the extent of such settlement, all of which shall be within Buyer’s reasonable discretion, Guarantor shall be liable for the full amount Buyer is required to repay plus out-of-pocket costs, interest, reasonable attorneys’ fees and any and all out-of-pocket expenses which Buyer paid or incurred in connection therewith.

10. Until all of the Affiliated Sellers’ duties, obligations and liabilities under all Purchase Documents are satisfied in full Guarantor (a) shall have no right of subrogation against any Affiliated Seller by reason of any payments or acts of performance by Guarantor under this Guaranty; and (b) subordinates any liability or indebtedness of Affiliated Sellers now or hereafter owed to or held by Guarantor to the duties, obligations and liabilities of Affiliated Sellers under, arising out of or related to the Purchase Documents.

11. All rights and remedies afforded to Buyer by reason of this Guaranty or by law are separate and cumulative and the exercise or waiver of one shall not in any way limit or prejudice the exercise of any other such right or remedy. Guarantor’s performance of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for that portion of the Guaranteed Obligations which is not performed. Without in any way limiting the generality of the foregoing, in the event that Buyer is awarded a judgment in any suit brought to enforce Guarantor’s covenant to perform a portion of the Guaranteed Obligations, such judgment shall in no way be deemed to release Guarantor from its covenant to perform any portion of the Guaranteed Obligations which is not the subject of such suit.

12. Guarantor hereby expressly waives notice of acceptance of this Guaranty by Buyer. Guarantor hereby waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands, notices and protests of each and every kind.

13. Each party comprising Guarantor agrees, unless otherwise required by law or a specific agreement to the contrary, all payments received by Buyer from Affiliated Seller, or any other party other than such Guarantor, with respect to the Guaranteed Obligations, shall be applied by Buyer in such manner and order as Buyer desires, in its sole discretion. In that regard, each party comprising Guarantor hereby waives any and all rights it has or may have under applicable law which provides that if guarantor is “liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation to be satisfied”. All payments received by Buyer from Guarantor shall be applied by Buyer to the obligations of Guarantor to Buyer, in such manner and order as Buyer desires in its sole discretion.

14. Guarantor warrants and represents:

(a) Guarantor has the capacity and authority to enter into this Guaranty and consummate the transactions herein provided and nothing prohibits or restricts the right or ability of Guarantor to enter into, or perform its obligations under, this Guaranty.

(b) Neither this Guaranty nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Guaranty or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, affecting or relating to Guarantor.

(c) Guarantor is related and/or affiliated with Affiliated Sellers, has personal knowledge of, is familiar with Affiliated Sellers’ business affairs and books and records and warrants that Affiliated Sellers are in sound financial condition as of the date of this Guaranty.

(d) Guarantor has received copies of and is familiar with the Purchase Documents.

15. This Guaranty shall remain in full force and effect until all of the Guaranteed Obligations under the Purchase Documents have been satisfied in full and are no longer subject to disgorgement under any applicable state or federal creditor rights or bankruptcy laws. No delay on the part of Buyer in exercising any options, powers or rights, or the partial or single exercise thereof, shall constitute a waiver thereof.

16. Miscellaneous.

(a) Notices. Any notice, consent or approval required or permitted to be given under this Guaranty shall be in writing and shall be deemed to have been given upon (i) hand delivery or facsimile transmission, (ii) one business day after being deposited with Federal Express or another reliable overnight courier service for next day delivery, or (iii) the date of receipt or refusal of delivery if deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

If intended for Guarantor or Affiliated Sellers:	If intended for Buyer:
Greenville Hospital System 701 Grove Road Greenville, SC 29605 Attn: Joseph J. Blake, Jr., Esq., VP Legal Affairs and General Counsel Fax: (864) 455-6400	16427 N. Scottsdale Rd., Ste. 440 Scottsdale, AZ 85254 Attn: Scott Peters Phone: (480) 998-3478
With copy to:	With copy to:
Haynsworth Sinkler Boyd, P.A. 75 Beattie Place, 11th Floor Greenville, SC 29601 Attn: Anne S. Ellefson, Esquire Fax: 864-240-3300	Cox, Castle & Nicholson LLP 2049 Century Park East, Suite 2800 Los Angeles, CA 90067 Attn: John F. Nicholson Phone: (310) 284-2240 Fax: (310) 310 277-7889

or such other address as either party may from time to time specify in writing to the other.

(b) Successors and Assigns. This Guaranty may be assigned in whole or part by Buyer, either voluntarily or by operation of law, but it may not be assigned by Guarantor. This Guaranty shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assignees.

(c) No Third Party Beneficiary. This Guaranty is solely for the benefit of Buyer and is not intended to nor shall it be deemed to be for the benefit of any third party, including Affiliated Sellers.

(d) Amendments. Except as otherwise provided herein, this Guaranty may be amended or modified only by a written instrument executed by Buyer.

(e) Governing Law. This Guaranty shall be governed by and construed in accordance with the internal laws of the State of South Carolina without reference to choice of law principles which might indicate that the law of some other jurisdiction should apply.

(f) Interpretation. The headings contained in this Guaranty are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. This Guaranty shall not be construed against either Buyer or Guarantor but shall be construed as a whole, in accordance with its fair meaning, and as if prepared by Buyer and Guarantor jointly.

(g) Merger of Prior Guaranties. This Guaranty constitutes the entire agreement between the parties and supersedes all prior agreement and understandings between the parties relating to the subject matter hereof.

(h) Enforcement. In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Guaranty or any document executed in connection with this Guaranty, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees. In addition to the foregoing award of costs and fees, the prevailing party shall also be entitled to recover its attorneys’ fees incurred in any post judgment proceedings to collect or enforce any judgment. This provision is separate and several and shall survive the merger of this Guaranty or any such other document into any judgment on this Guaranty or such document.

(i) Severability. If any provision of this Guaranty, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Guaranty and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(j) No Waiver. No delay or failure on the part of Buyer in exercising any right, power or privilege under this Guaranty or under any other instrument or document given in connection with or pursuant to this Guaranty shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Buyer unless made in writing and executed by Buyer, and then only to the extent expressly specified therein.

(k) Legal Representation. Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Guaranty. Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Guaranty. Accordingly, no provision of this Guaranty shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

(l) Signer’s Warranty. Each individual executing this Guaranty on behalf of an entity hereby represents and warrants to the other party or parties to this Guaranty that (i) such individual has been duly and validly authorized to execute and deliver this Guaranty and any and all other documents contemplated by this Guaranty on behalf of such entity; and (ii) this Guaranty and all documents executed by such individual on behalf of such entity pursuant to this Guaranty are and will be duly authorized, executed and delivered by such entity and are and will be legal, valid and binding obligations of such entity.

(m) Representation by Attorney. GUARANTOR ACKNOWLEDGES THAT GUARANTOR HAS BEEN AFFORDED THE OPPORTUNITY TO READ THIS DOCUMENT CAREFULLY AND TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE BEFORE SIGNING IT. GUARANTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE MEANING AND EFFECT OF THIS DOCUMENT BEFORE SIGNING IT.

(n) Counterparts. This Guaranty may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Guaranty with the same effect as if all parties had signed the same signature page. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on a single counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more of the counterparts. Any signature page of this Guaranty may be detached from any counterpart of this Guaranty or such other document and reattached to any other counterpart of this Guaranty or such other document identical in form hereto or thereto but having attached to it one or more additional signature pages. This Guaranty shall be deemed executed and delivered upon each signator’s delivery of executed signature pages of this Guaranty, which signature pages may be delivered by facsimile with the same effect as delivery of the originals.

(o) Waiver of Trial by Jury. GUARANTOR HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS GUARANTY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY GUARANTOR, AND GUARANTOR ACKNOWLEDGES THAT BUYER HAS NOT MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. GUARANTOR FURTHER ACKNOWLEDGES THAT GUARANTOR HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS GUARANTY BY INDEPENDENT LEGAL COUNSEL, SELECTED BY GUARANTOR, AND THAT GUARANTOR HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. FURTHER, EXCEPT AS PROHIBITED BY LAW, GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUIT, ACTION OR PRECEDING BROUGHT BY GUARANTOR ON OR WITH RESPECT TO THIS GUARANTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

[Signature on next page]

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty under seal as of the date first above written.

GREENVILLE HOSPITAL SYSTEM
a political subdivision organized under the laws of South Carolina

By:
Name:
Title:

SCHEDULE 1

LIST OF PROPERTY

Maxwell Pointe	3909/3907/3917/3911 South Highway 14 Greenville, South Carolina

Mills Avenue	9 Mills Avenue Greenville, South Carolina

Cleveland St. MOB	2-A Cleveland Court Greenville, South Carolina